UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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AFFILIATED MANAGERS GROUP, INC.

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AFFILIATED MANAGERS GROUP, INC.

777 South Flagler Drive

West Palm Beach, Florida 33401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 25, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Affiliated Managers Group, Inc. (the “Company”) will be held on May 25, 2023, at 9:00 a.m. Eastern Daylight Time at the Company’s office at 600 Hale Street, Prides Crossing, Massachusetts 01965, for the following purposes:

1.	To elect eight directors of the Company to serve until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.
2.	To approve, by a non‑binding advisory vote, the compensation of the Company’s named executive officers.
3.	To approve, by a non-binding advisory vote, the frequency of future advisory votes regarding the compensation of the Company’s named executive officers.
4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.
5.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This year, we have again reduced our environmental impact by providing proxy materials to you online pursuant to Securities and Exchange Commission rules. On or about April 14, 2023, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our 2022 Annual Report on Form 10‑K online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote online and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2022 Annual Report on Form 10‑K are available to you at www.proxyvote.com.

The Company’s Board of Directors fixed the close of business on April 3, 2023 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Your vote is very important. Please carefully review the Proxy Statement and submit your proxy online, by telephone, or by mail, whether or not you plan to attend the Annual Meeting. If you hold your shares in street name through a broker, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors.

Kavita Padiyar
Managing Director, Chief Corporate Counsel, and Corporate Secretary
West Palm Beach, Florida
April 14, 2023

AFFILIATED MANAGERS GROUP, INC.

777 South Flagler Drive

West Palm Beach, Florida 33401

PROXY STATEMENT

FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2023

April 14, 2023

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. (“AMG”, the “Company”, “we”, or “us”) for use at our 2023 Annual Meeting of Stockholders to be held on May 25, 2023, at 9:00 a.m. Eastern Daylight Time at the Company’s office at 600 Hale Street, Prides Crossing, Massachusetts 01965 and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect eight directors, approve, by a non‑binding advisory vote, the compensation of the Company’s named executive officers (as defined in the “Executive Compensation Tables” section of this Proxy Statement), approve, by a non-binding advisory vote, the frequency of future advisory votes regarding the compensation of the Company’s named executive officers, ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, and consider and act upon any other matters properly brought before them.

Important Notice Regarding the Availability of Proxy Materials. This year, we have again reduced our environmental impact by providing proxy materials to you online in accordance with Securities and Exchange Commission (“SEC”) rules. On or about April 14, 2023, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report on Form 10‑K online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote online and how to request a paper copy of the proxy materials, if you so desire. Whether you received the Notice or paper copies of our proxy materials, the Proxy Statement and 2022 Annual Report on Form 10‑K are available to you at www.proxyvote.com.

Stockholders of record of the Company’s common stock at the close of business on the record date of April 3, 2023 will be entitled to notice of the Annual Meeting and to one vote per share on each matter presented at the Annual Meeting. As of the record date, there were 36,101,886 shares of common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non‑votes, if any, will be counted as present and entitled to vote for purposes of establishing a quorum.

A “broker non‑vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on matters deemed “routine” by the New York Stock Exchange (“NYSE”).

At this year’s Annual Meeting, the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the advisory vote on the frequency of future executive compensation advisory votes (Proposal 3) are non‑routine matters, and only the ratification of our auditors (Proposal 4) is a routine matter. It is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

Stockholders are requested to submit a proxy online or by telephone, or by returning a completed, signed, and dated proxy card or voting instruction form. If you vote online or by telephone, you should not return a proxy card or voting instruction form. Shares represented by a properly submitted proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the proxy. If a properly executed proxy or voting instruction form is submitted without any instructions indicated, the proxy will be voted FOR the election of each of the nominees for director, FOR the approval of the advisory vote on executive compensation, for the ONE-YEAR option on the advisory vote on the frequency of future executive compensation advisory votes, and FOR the ratification of the selection of PwC as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

A stockholder of record may revoke a proxy at any time before it has been voted by filing a written revocation with the Secretary of the Company at the Company’s principal executive office at 777 South Flagler Drive, West Palm Beach, Florida 33401‑6152, by submitting a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted online or by telephone may also change his or her vote with a timely and valid later online or telephone vote. Any stockholder of record as of the record date may attend the Annual Meeting whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank, or other intermediary.

A stockholder may vote in person at the Annual Meeting upon presenting picture identification and any one of the following: an account statement, the Notice, or a proxy card. If you hold your shares in street name, you will need to obtain a proxy from your bank or broker in order to vote in person, and you must bring a brokerage statement or letter from your broker, bank, or other intermediary reflecting stock ownership, along with picture identification. The address of the Company’s office in Prides Crossing, Massachusetts is set forth above for stockholders who plan to vote in person at the Annual Meeting.

PROXY STATEMENT SUMMARY

This summary highlights certain information from our Proxy Statement for the 2023 Annual Meeting of Stockholders. You should read the entire Proxy Statement carefully before voting.

2023 Annual Meeting of Stockholders
Meeting Information	Agenda Items	Recommendation	Additional Detail
May 25, 2023 9:00 a.m. Eastern Daylight Time Affiliated Managers Group, Inc. 600 Hale Street Prides Crossing, Massachusetts 01965	Proposal 1—Election of Directors	FOR each Nominee	Page 14
	Proposal 2—Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR	Page 55
	Proposal 3—Advisory Vote on the Frequency of Future Say-on-Pay Votes	ONE-YEAR	Page 56
	Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm	FOR	Page 57

Company Overview

AMG is a leading partner to independent investment management firms globally. Our strategy is to generate long-term value by investing in a diverse array of high-quality independent partner-owned firms, referred to as “Affiliates,” through a proven partnership approach, and allocating resources across our unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach enables each Affiliate’s management team to own significant equity in their firm while maintaining operational and investment autonomy. In addition, AMG offers its Affiliates growth capital, product development, distribution, and other strategic value-added capabilities, which enhance the long-term prospects of these independent businesses and enable them to align equity incentives across generations of principals to build enduring franchises.

2022 Performance Summary

AMG achieved outstanding results in 2022, delivering 10% growth in Economic earnings per share over the previous year against the backdrop of a challenging operating environment, and 12% compound annual growth over the preceding 3 years, as highlighted in the tables below. Annual earnings per share growth was driven by the disciplined execution of AMG’s growth and capital allocation strategies, excellent Affiliate investment performance, and increasing momentum across the business. We remain focused on further evolving our business toward areas that we believe will benefit from long-term secular trends, and will continue to exercise discipline in allocating capital to generate long-term earnings growth and create shareholder value.

•   Record Economic earnings per share (“EEPS”) of $20.14 grew +10% relative to the prior year, with a CAGR of +12% over the 3-year period

•   Adjusted EBITDA of $1,060.3 million—consistent with prior year and a CAGR of +8% over the 3-year period

•   Record GAAP Earnings per share (diluted) of $25.35  reflected the successful culmination of our partnership with Baring Private Equity Asia (“BPEA”), which generated a $576 million gain, or $11.83 GAAP earnings per share (diluted). Excluding the BPEA transaction impact, earnings per share (diluted) grew +4% to $13.52 in 2022

(1)    Reflects adjustment to exclude $11.83 GAAP earnings per share (diluted) for FY 2022 as a result of gains associated with the BPEA transaction, net of taxes.

Additional information on non-GAAP financial performance measures, including reconciliations to the most directly comparable GAAP measure, can be found in AMG’s Annual Report on Form 10-K under “Supplemental Financial Performance Measures.”

2022 Performance Summary (cont.)
Stockholder Return and Relative Earnings Growth

Stockholder return significantly outperformed Peer Group over 1- and 3-year periods; strong earnings growth in 2022 also significantly outpaced Peer Group and demonstrated differentiated nature of business model

•   Stockholder return of (4%) in 2022 significantly outperformed Peer Group median and reflected year-over-year EEPS growth of +10% (significantly above Peer Group median of negative 25%), strong Affiliate investment performance, and the positive impact of AMG’s growth and capital allocation strategy despite a challenging industry backdrop

•   1- and 3- year stockholder return of (4%) and +87%, respectively, represent approximately +23% and +85% of outperformance, respectively, relative to Peer Group median.  Stockholder return over the respective periods significantly exceeded the pre-set relative targets

Growth Investments: New Affiliates

In 2022, AMG’s executive team continued to operate in alignment with the Company’s foundational values of entrepreneurial spirit, ownership mindset, and disciplined execution – and further advanced the Company’s strategy and evolved the business through growth investments.  AMG was one of the most active investors in independent asset managers over the preceding 3 years, with significant new Affiliate investments in areas of secular growth and client demand

•   Executed on additional investment in top-performing liquid alternative Affiliate Systematica, and new partnership with private markets manager Peppertree in 2022, following completion of five new Affiliate investments operating in secular growth areas in 2020 – 2021

•   Strong activity levels through periods of market dislocation reflect appetite for AMG’s unique and broad array of partnership solutions for independent firms, the strength of AMG’s existing long-term proprietary relationships, and three-decade track record of successful partnerships

Growth Investments: AMG Centralized Capabilities

Continued to actively collaborate and engage with Affiliates to magnify their efforts and enhance their growth opportunities through product development, seed capital, and distribution support

•   Continued to enhance and further align capital formation platforms and activities more directly with Affiliates; ongoing realignment of AMG’s sales professionals and resources to focus on the greatest growth opportunities for Affiliates and enhancing client outcomes

•   Active engagement with numerous Affiliates on succession planning and long-term business strategy, including supporting the successful combination of First Quadrant with Systematica in 2022

•   Actively collaborating with Affiliates on product development, including investing seed and acceleration capital to support new products in areas of increasing client demand

2022 Performance Summary (cont.)
Shareholder Value Creation: BPEA Transaction

Successful culmination of AMG’s partnership with BPEA (BPEA combined with EQT AB in Q4 2022)

•   AMG received more than $800 million in gross proceeds, the majority of which has been deployed into growth investments, additional share repurchases, debt repayment, and general corporate purposes

•   Resulted in after-tax gain of $576 million

•   Showcased the potential of AMG’s partnership with Affiliates in supporting the achievement of an Affiliate’s long-term strategic objectives, and resulted in significant realized value for AMG shareholders and an excellent strategic outcome for all stakeholders. AMG’s partnership with BPEA maintained a strong alignment of interests, supported BPEA’s ability to achieve a long-term strategic objective, and created value for all stakeholders

Capital Allocation: Affiliate Investments and Capital Return

Executed on two Affiliate investments and returned $475 million in capital to stockholders, while maintaining strong and flexible balance sheet

•   Invested in one new Affiliate and made additional investment in 2022, both operating in areas of secular growth

•   Further reduced shares outstanding by approximately 6% in 2022 and by more than 25% since 2019

•   In addition to $475 million in open market repurchases, AMG entered into a $225 million accelerated share repurchase program in the fourth quarter of 2022

Human Capital and Sustainability

Advancement across a broad scope of human capital management and sustainability initiatives

•   All employees were granted AMG stock during performance years 2021 – 2022, further affirming AMG’s core value of ownership mindset, and aligning 100% of AMG’s human capital base with shareholder value creation through stock ownership

•   Strong employee satisfaction (approximately 90%) measured through AMG’s annual formal engagement survey, which the Company attributes to its focus and commitment to employees, its entrepreneurial culture and partnership orientation, and the organization’s meaningful involvement with communities surrounding our offices

•   Focused on AMG’s position as a corporate citizen; corporate philanthropy initiatives included contributions to a variety of non-profit organizations, directly and through employee gift-matching and volunteer-hour matching; 87% of employees and 100% of Executive Committee members participated in corporate philanthropy initiatives in 2022

•   Completed annual inventory and secured third-party attestation of AMG’s GhG emissions; achieved medium-term emissions reduction targets established in 2018

•   Efforts recognized in strong scores with multiple corporate sustainability ratings providers; named to Barron’s “100 Most Sustainable U.S. Companies” in each of 2022 (#79) and 2023 (#48)

•   Three Affiliates dedicated to sustainable investing, with ethos rooted in each firm since inception

Governance Highlights
Highly Independent and Diverse Board

•   All Board committees are composed entirely of independent directors

•   The CEO is the only non-independent director

•   Directors bring a wide array of qualifications, skills, and attributes to AMG’s Board; see “Director Experience and Skills Overview” on page 16

• 43% of independent directors are women, with three women serving on the Board; two of three Board committees are chaired by women • 29% of independent directors are ethnic minorities
Non-Executive Board Chair	• Transitioned to a non-executive, independent Board Chair in 2020; structure provides effective checks and balances to ensure the exercise of independent judgment by the Board	• Board Chair does not chair any committee
Significant Board Refreshment

•   Four of the seven independent directors are new since 2020

•   New Chairs of all three Board committees, and new members placed on each committee, since 2020

•   Fully reconstituted Compensation Committee in 2020

• Half of new directors are women or ethnically diverse • Average director age of 59; average tenure of 5 years • Long-tenured independent directors in leadership roles
Director Accountability, Development, and Engagement

•   98% average director attendance rate at all Board and committee meetings in 2022

•   Comprehensive orientation for new directors; ongoing development programs, with additional training for directors in new leadership roles

• Annual Board and committee self-evaluations and individual director assessments • Annual election of directors at majority vote standard (no staggered board)
No Overboarding	• Nominating and Governance Committee assesses director time commitments in reviewing nominee candidates	• Only one director serves on additional public company boards (none serves on more than two other boards)
Active Shareholder Engagement	• Active engagement, with regular shareholder outreach • Strong track record of integration of shareholder feedback into corporate governance practices and compensation program design over many years

•   In 2022 and 2023YTD, AMG held approximately 100 meetings with stockholders representing approximately 55% of our voting shares, on topics including corporate strategy, corporate governance, executive compensation, and sustainability

Strong Shareholder Alignment: Policies and Initiatives

•   Equity Ownership Guidelines require 10x annual base salary for CEO (7x for other NEOs) and 5x annual base fees for independent directors; CEO and other NEOs are subject to an additional Equity Holding Policy described on page 33

•   Our directors and executives have collectively purchased more than 110,000 shares in the open market since 2019, totaling approximately $11 million notional value at time of purchase

•   Ownership by executives and independent directors more than doubled over last 3 years

•   CEO holds shares of AMG stock that significantly exceed the required level, having purchased 52,000 shares in the open market since appointment as CEO, across seven distinct purchases, totaling $4.2 million notional value at time of purchase

•   A majority of our current independent directors, including our Board Chair, have purchased shares in the open market; independent directors collectively purchased more than 54,000 shares since 2019

Prioritization of Sustainability Factors

•   Board has oversight responsibility for corporate sustainability practices (see “Sustainability Highlights,” pages 25-27) and principal responsibility for enterprise risk management, an area where AMG enhanced resources since 2020; a majority of directors have risk management experience

•   A cross‑functional Sustainability Committee is responsible for policies, controls, and practices around environmental, health and safety, and social risks and initiatives; reports to the Board at least annually and includes members of AMG’s senior management team

2022 Compensation Program Enhancements and Program Overview

AMG meets with our stockholders extensively throughout the year as part of our investor outreach, and we have a demonstrated history of integrating shareholder feedback into our executive compensation program design. In 2022, 97% of the votes cast by stockholders supported our Say-on-Pay proposal, expressing strong support for our re-designed executive compensation program and its demonstrated pay-for-performance linkage, as well as the significant integration of shareholder feedback.

•      Following the extensive program re-design for performance year 2021, the approach was widely well-received, producing strong shareholder support for the simplified, transparent incentive determination process driven by pre-set, objective, rigorous metric targets; new compensation payout targets; and formulaic determination of compensation amounts and mix

•      The Committee implemented modest modifications based on shareholder feedback to further enhance the program for performance year 2022.  The effect of the modifications, in aggregate, modestly reduced the ultimate payout to each executive relative to what the performance year 2022 payout would have been using the prior year’s incentive determination process

Stockholder Comments	AMG Response
Streamline number of targets used in the determination of incentive awards; increase weighting of each individual metric

•  Reduced total number of metric targets to 10 from 13, with a focus on simplifying scorecard assessment and further aligning incentive pay with objective quantitative metrics with the highest impact, related to AMG management’s ability to create shareholder value across capital allocation decisions

•  Objective metrics now account for 100% of the ultimate Performance Assessment score

•  Financial metrics each account for 10.7% of the overall Performance Assessment, relative to 7.8% in performance year 2021

Increase weighting of financial metrics in the determination of incentive awards to further link pay with financial and stock performance

•   Increased total weighting of financial and shareholder value creation metrics to 75% (from 70%), with a corresponding reduction in total weighting of metrics related to strategic and organizational initiatives to 25% (from 30%)

Continue to set rigorous financial targets	• Increased difficulty of absolute Annual Management Fee EBITDA and Annual EEPS targets relative to target-setting approach outlined in previous year’s Proxy Statement
Continue to monitor Peer Group to reflect AMG’s business model and evolving industry

•   Further streamlined Peer Group (removed Ameriprise Financial, Inc. (“Ameriprise”)) to continue to align peer market capitalizations and business scope with that of AMG

•   As of year-end 2022, Peer Group median market capitalization was $4.1 billion as compared to AMG market capitalization of $6.2 billion. All of the members of the Peer Group operate investment management organizations and compete for talent in our industry

2022 Annual Incentive Compensation Determination Process
Overview of Enhanced Performance Assessment Process

•   Below is a summary of the Compensation Committee’s Performance Assessment process to establish the Annual Incentive Compensation for our CEO and other NEOs

•   Three of these five steps are formulaic; the Compensation Committee sets the Peer Group and target metrics and caps

–      For 2022, to reflect AMG’s ongoing evolution, the Compensation Committee further updated our Peer Group, which had the effect of reducing the median market capitalization of the Peer Group, as of December 31, 2022, by 33% to $4.1 billion, relative to AMG’s market capitalization of $6.2 billion

–      The Target Payout was set at $12.3 million for our CEO in 2022, based on the median of Peer Group compensation

1. **Review and Set Metric Targets for Quantitative Scorecard Assessment**

   Metric targets set across 10 quantified, objective, and pre-set metrics

2. **During first half of year, determine Peer Group to set CEO and NEO Target Payouts along with maximum payout levels**

   CEO payout target was set at 2021 peer median compensation of $12.3mm based on peer filings; cap on compensation of $17.5mm (no change from prior years)

   NEO payout targets are informed by peer medians and incorporate individuals' AMG roles and responsibilities; individual caps established by the Compensation committee

3. **Calculate Performance Assessment scoring after year-end**

   Upon completion of annual external audlt, Performance Assessment score is finalized via weighted achievement levels of individual metrics (score of 100% implies median performance)

4. **Calculate Total Formulaic Incentive Compensation amount**

   Apply weighted score to the Target Payout, to yield resulting Total Formulaic Incentive Compensation

5. **Formulaically derive Annual Incentive Compensation payouts (cash and equity)**

   (i) Determine the mix of cash bonus and total long-term equity incentive awards, using a pre-established tiered formula

   (ii) Allocate the equity awards across performance-based equity (65%) and time-based equity (35%) awards, with performance-based equity evenly split between 3-year and 5-year vesting awards for performance year 2022

2022 Annual Incentive Compensation Determination Results
2022 Performance Assessment Scorecard Results

•  The Compensation Committee designed the scoring of each metric based on the objective to pay median compensation for median performance. To the extent that the CEO and other NEOs deliver exceptional performance, an individual metric will yield a score of greater than 100% (subject to a cap implemented by the Committee of 200% on the achievement of any individual metric); accordingly, for below-median or below-target performance, as applicable, an individual metric will yield a score of less than 100%. In 5 of 10 metrics (#3 – #7), poor performance may yield a score of 0%, indicating a natural threshold value for half of the scorecard metrics

•  With the Company’s excellent 2022 results, including its relative shareholder return, achievement levels were strong relative to pre-set targets, generating an Overall Performance Assessment Score of 128%, indicating above-Peer-Median compensation to be awarded

•  Having calculated the results of the Performance Assessment scorecard, the Committee reviewed the output from the weighted average score applied to the target CEO compensation, which produced total incentive compensation awards for 2022 consistent with the design of the plan. As a result, the Compensation Committee deemed it unnecessary to apply a discretionary overlay to the output

Performance Metric	Achievement Level
Financial and Shareholder Value Creation Metrics	1	Annual Management Fee EBITDA	93%
	2	Annual Economic Earnings Per Share	105%
	3	EEPS / GAAP EPS Growth Percentile Rank[1]	167%
	4	Total Stockholder Return: Absolute (1 / 3 Year Composite)	97%
	5	Total Stockholder Return: Relative (1 / 3 Year Composite)	183%
	6	3-Year Yield on New Affiliate Investments	151%
	7	3-Year Adjusted Return on Capital	179%
Strategic and Organizational Initiatives	8	AUM Dedicated to Sustainable Investment	73%
	9	Organizational Diversity and Leadership	93%
	10	Employee Engagement Score	116%
		Overall Performance Assessment Score	**128%**

Scale: 0% — Target 100% — Cap 200%

(1)    Reported GAAP EPS (diluted) of $25.35 for FY 2022. AMG's 2022 GAAP EPS scorecard metric was adjusted to exclude $11.83 GAAP EPS (diluted) as a result of gains associated with the BPEA transaction, net of taxes.

Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information.

2022 Annual Incentive Compensation Determination Results (cont.)
Formulaic Derivation of Incentive Compensation and Mix of Incentive Awards

•  The Overall Performance Assessment Score of 128% was applied to the Target Payout, producing Total Formulaic Incentive Compensation of $15.0 million for the CEO

•  Annual Incentive Compensation was then allocated between cash bonus and long-term equity awards using a pre-established tiered formula which caps cash awards at 50% of Annual Incentive Compensation, and in which the proportion of equity awards increases as Annual Incentive Compensation increases. The allocation resulted in a formulaic cash bonus of $6.0 million (40%) and a formulaic equity incentive award amount of $9.0 million (60%)

•  The formulaic equity incentive award amount was granted 35% in the form of Long-Term Deferred Equity Awards and 65% in the form of Long-Term Performance Achievement Awards. For performance year 2022, Long-Term Performance Achievement Awards were granted using two distinct forward-looking performance periods, with 50% of awards featuring a three-year measurement period and 50% of awards featuring a five-year measurement period

(1)    Cash Incentive Award determined via a tiered formula: First $5 million in incentive compensation is split 50% cash and 50% equity; next $5 million is split 40% cash and 60% equity; any incentive compensation thereafter is split 30% cash and 70% equity.

Questions and Answers
Question	AMG Response
How did the Committee determine that this approach was appropriate and rigorous? What was the rationale for the changes made to the Performance Assessment metrics and weightings?

•    Implemented Best Practices: The Compensation Committee integrated many years of shareholder feedback to re-design the incentive determination process for performance year 2021, resulting in an objective, formulaic, streamlined approach which incorporates compensation targets, performance metric targets across financial, TSR, and operating measures in a single quantitative Performance Assessment. The Committee broadened the Peer Group, implemented a pre-set formula governing the mix of cash and equity incentive awards, and continued to employ the Average Return on Equity (“Average ROE”) metric as a performance hurdle governing payout of performance-based equity awards

•    Relative Performance Drives Relative Compensation: The approach is designed to yield incentive compensation payouts relative to a peer benchmark (in 2021 and 2022, the benchmark for CEO compensation was set at the median of Peer Group CEO compensation) and relative to median peer performance

•    Strong Shareholder Support: The redesigned incentive program was supported by 97% of shares voted by shareholders in 2022, indicating strong affirmation of the appropriate and rigorous nature of the Committee’s approach. In 2022, the Committee implemented additional shareholder feedback to further (i) streamline the Performance Assessment, (ii) increase rigor in setting earnings-related targets, (iii) increase the objectivity of the Performance Assessment by increasing the weighting of financial- and TSR-related metric targets, and (iv) refine the Peer Group

What is the philosophy behind the compensation targets? How were the CEO and other NEO targets set?

•    Target payout amounts are set annually based on peer benchmarking, where available, and reflect input from our independent compensation consultant

•    For performance years 2021 and 2022, the CEO compensation target was set at the median of prior fiscal year peer CEO compensation. By targeting the median of peer CEOs, the Compensation Committee determined that the formulaic Performance Assessment would effectively reward above-median financial, stockholder return, and operating performance with above-median incentive compensation (and indicate below-median incentive compensation for below-median financial, stockholder return, and operating performance)

•    For other named executive officers, the target payouts were informed by peer benchmarking where available, but were not set directly at peer medians, because of the distinctive nature of the given role at AMG, wherein the executive’s role is broader than would be suggested by the role title, or because the role is unique to AMG

Why were these metrics chosen? How were targets set?

•    The metrics were chosen following an extensive review of key drivers of shareholder return and the Company’s strategic goals, and management’s ability to create value

•    Please refer to pages 39–40 for detailed descriptions of the financial, stockholder return, and operating metrics, the rationale for choosing each metric, and the target-setting methodology of each metric

Why is this Peer Group appropriate for AMG? What was the rationale for the peer group changes?

•    The Compensation Committee regularly reviews our Peer Group to ensure its ongoing relevance. In determining the Company’s Peer Group on an annual basis, the Compensation Committee considers both industry and company-specific dynamics to identify the peers with which we compete for client assets, stockholders, and talent. The Committee evaluates the Peer Group to ensure that it reflects the Company’s growth, overall changes in the asset management industry, and the business models, size, and scope of our competitors

•    For performance year 2021, the Committee expanded and evolved AMG’s Peer Group to include peers with market capitalizations and business scope (including alternative-focused investment firms) aligned with the ongoing evolution of AMG’s business, and to replace peers impacted by industry consolidation. The effect of these changes was to reduce the median market capitalization across the Peer Group by approximately 40%

•    For 2022, the Committee further refined the Peer Group by removing one peer company, Ameriprise, which had the effect of reducing the median market capitalization of the Peer Group, as of December 31, 2022, by 33% to $4.1 billion, relative to AMG’s market capitalization of $6.2 billion

What was the net impact of the changes to the incentive determination process in 2022 (across peer group, metric targets, weightings) on CEO compensation?

•    The net impact of the changes in the incentive determination process for performance year 2022 was a modest reduction of approximately one percentage point in incentive compensation, relative to what the payout would have been using the 2021 incentive determination process

•    The removal of Ameriprise resulted in a reduction in the peer median used to set target payouts, and the increased difficulty of absolute Annual Management Fee EBITDA and Annual EEPS targets reduced the Overall Performance Assessment Score. These changes more than offset a modest increase in the Overall Performance Assessment Score as a result of weighting changes and streamlining of metrics

Why is Average ROE the performance metric utilized in performance-based equity awards?  Should the awards use additional metrics?  How does the metric align with shareholder value creation over the performance period?

•    Average ROE aligns management incentives with two distinct goals: (i) growing Economic earnings and (ii) effective stewardship of shareholder capital, over a long-term period.  The Average ROE ratio provides shareholders with objective insight into the efficiency with which AMG’s management team allocates capital and uses stockholder equity to generate earnings, and should be measured against Cost of Equity

•    Average ROE incorporates multiple financial metrics. Average ROE is defined as the annual average of the Company’s Economic net income (calculated on a pre-compensation basis) over a specified measurement period, divided by the quarterly average of the Company’s stockholder’s equity, controlling interest over such period (excluding accumulated other comprehensive income, impairments recorded subsequent to the grant date, and other transactions and investments included in GAAP Net income but that do not impact Economic net income), reflected as a percentage

•    Return on Equity (ROE) is often used by other financial services companies as an objective measure of management’s effectiveness at using stockholder equity to generate earnings and to encourage responsible long-term planning

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of eight members, all of whom are expected to be elected at the Annual Meeting to serve until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has nominated Karen L. Alvingham, Tracy A. Atkinson, Dwight D. Churchill, Jay C. Horgen, Reuben Jeffery III, Félix V. Matos Rodríguez, Tracy P. Palandjian, and David C. Ryan (collectively, the “Nominees”) to serve as directors. Each of the Nominees is currently serving as a director of the Company. As more fully discussed below in the “Corporate Governance Matters and Meetings of the Board of Directors and Committees” section of this Proxy Statement, the Board of Directors has determined that seven of its eight Nominees, Lady Alvingham, Ms. Atkinson, Mr. Churchill, Mr. Jeffery, Dr. Matos Rodríguez, Ms. Palandjian, and Mr. Ryan have no material relationship with the Company and, therefore, are independent for purposes of NYSE listing standards. The Board of Directors expects that each of the Nominees will, if elected, serve as a director for the new term. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Company’s by‑laws (as amended and restated, the “By‑laws”) provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for the election of directors will be a plurality of the votes cast. Abstentions and broker non‑votes will have no effect on the outcome of the vote on the election of directors.

Under our Corporate Governance Guidelines, the Nominating and Governance Committee has established procedures for any director who is not elected to tender his or her offer to resign. Upon receiving the director’s offer to resign, the Nominating and Governance Committee will recommend to the Board of Directors whether to accept or reject the offer to resign, or whether other action should be taken. The Nominating and Governance Committee and the Board of Directors, in making their decisions, may consider any factor or information that they deem relevant. The Board of Directors, taking into account the Nominating and Governance Committee’s recommendation, will act on the tendered resignation within ninety days following certification of the election results. A director whose resignation is under consideration must abstain from participating in any recommendation or decision regarding his or her resignation.

Recommendation of the Board of Directors

The Board of Directors believes that the election of each of the Nominees is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that stockholders vote FOR the election of each of the Nominees.

Information Regarding the Nominees

The following table sets forth the name, age (as of April 1, 2023), tenure, and other information of each Nominee, along with the committees of the Board of Directors on which each Nominee currently serves.

Director Nominee Information: Committee Memberships
Name	Age	Compensation Committee	Nominating and Governance Committee	Audit Committee	Independence	Tenure (Years)	Other Public Company Boards
Karen L. Alvingham	60		✓		✓	5	—
Tracy A. Atkinson	58			✓ (Chair)	✓	2	2
Dwight D. Churchill Board Chair	69	✓	✓	✓	✓	13	—
Jay C. Horgen President and Chief Executive Officer	52					4	—
Reuben Jeffery III	69	✓ (Chair)		✓	✓	3	—
Félix V. Matos Rodríguez	61	✓	✓		✓	2	—
Tracy P. Palandjian	52	✓	✓ (Chair)		✓	11	—
David C. Ryan	53			✓	✓	1	—
	Average Age of 59	100% Independent; All New Members and New Chair since 2020	100% Independent; 3 New Members and New Chair since 2020	100% Independent; 100% Financial Experts; 3 New Members and New Chair since 2020	7 of 8 Nominees are Independent	4 New Members since 2020	No Overboarding

The Nominees bring a wide array of qualifications, skills, and attributes to our Board of Directors that support its oversight role on behalf of our stockholders. The most relevant of these qualifications and skills are summarized in the table below:

Director Experience and Skills Overview
Leadership	Directors who have held significant leadership positions provide a practical understanding of organizations, processes, strategy, risk management, and other factors that promote growth	All Directors
Capital allocation

Our continued success depends in large part on a disciplined approach to capital allocation, as we seek to deploy resources in the areas of highest growth and return in our business to capitalize on growth opportunities, before efficiently returning excess capital to our stockholders; directors with experience managing capital contribute to the advancement of this strategy to enhance long-term value creation

7 of 8 Directors
Corporate governance

We place a high standard on strong corporate governance, and adopt best practices through the active monitoring of evolving trends and developments, and through routine Board self-assessments and enhancements to our governance policies, committee charters, and board practices, as well as through active shareholder engagement and ongoing board refreshment, and we seek directors with demonstrated knowledge and practical experience in corporate governance, fiduciary roles, and stakeholder engagement

All Directors
Risk management and compliance

Risk management is critical to the stability, security, and success of our business, and we seek directors with regulatory and compliance expertise, as well as experience managing and overseeing risk in public and private companies and in other contexts

All Directors
Investment management

Directors with investment management experience provide the Board with an enhanced understanding and assessment of our business strategy and bring valuable perspective on topics that are uniquely relevant to our industry

7 of 8 Directors
Financial, accounting, or financial reporting	We use a broad set of financial metrics to measure our operating and strategic performance, and we seek directors with an understanding of finance and financial reporting processes	7 of 8 Directors
Operational, including human capital management

Directors with experience in operations are able to assess and advise management on the formulation and execution of our business strategy, including the efficient allocation and utilization of our and our Affiliates’ human capital and other operating resources, and the re-allocation of those resources over time through all stages of market cycles

All Directors
Sustainability

Directors who have experience in managing sustainability issues are able to assist the Board in overseeing and advising management to ensure that strategic business imperatives and long-term value creation for stockholders are achieved within a responsible long-term business plan. Directors who have experience in sustainable investment are able to advise management in increasing AMG’s exposure to this secular growth area

5 of 8 Directors
Public policy, regulatory, and government affairs

Directors with experience in governmental, regulatory, and related organizations provide valuable insight into governmental actions and socioeconomic trends, as well as the highly regulated industry in which we and our Affiliates operate

4 of 8 Directors
Other public board experience

Directors with experience serving on other public company and publicly traded fund boards provide valuable operations and management perspectives, including insights on governance trends and practices and other issues affecting public companies generally

5 of 8 Directors
Global experience

Directors with global business experience, including managing and growing organizations worldwide, and investing and operating experience in international and emerging markets, provide valuable insights on growth trends in these markets

7 of 8 Directors

The following biographical summaries provide additional information on the business experience, principal occupation and past employment, and directorships of each Nominee during at least the last five years.

Director Biographical Information
Karen L. Alvingham Nominating and Governance Committee

Karen L. Alvingham has been a director of the Company since January 2018. She served until June 2017 as Managing Partner of Genesis Investment Management, LLP, a boutique investment management firm and an AMG Affiliate since 2004. Lady Alvingham joined the firm in 1990 and was appointed Managing Partner in 2003. Prior to joining Genesis, she was a senior investment manager at Touche Remnant Investment Management Ltd and Lloyds Investment Management Ltd. She began her career at Grieveson Grant & Co. She currently serves on the board of directors of International Market Management Ltd. We believe Lady Alvingham’s qualifications to serve on our Board of Directors include her substantial experience in the investment management industry, including as a senior executive in a leading investment management firm.

Tracy A. Atkinson Audit Committee (Chair)

Tracy A. Atkinson has been a director of the Company since August 2020. Prior to her retirement from State Street Corporation in March 2020, Ms. Atkinson served as an executive vice president, having held a number of senior finance and risk management roles including Chief Administrative Officer, Chief Compliance Officer, and Treasurer. Prior to joining State Street Corporation, she held leadership positions at MFS Investment Management and was a Partner at PricewaterhouseCoopers. She currently serves on the boards of directors of the United States Steel Corporation and Raytheon Technologies. We believe Ms. Atkinson’s qualifications to serve on our Board of Directors include her significant leadership experience from her career in the accounting and asset management industries, as well as a track record of service on public company boards.

Dwight D. Churchill Board Chair Compensation Committee, Nominating and Governance Committee, & Audit Committee

Dwight D. Churchill has been a director of the Company since February 2010, and has served as independent Board Chair since August 2020. Mr. Churchill held a number of senior positions at Fidelity Investments before retiring from the firm in 2009. Having joined Fidelity in 1993, he served as the head of the Fixed Income Division, head of Equity Portfolio Management and President of Investment Services. While at Fidelity, Mr. Churchill also served as the elected chair of the Board of Governors for the CFA Institute, a 190,000-member association, and from June 2014 to January 2015, he served as interim President and Chief Executive Officer at the CFA Institute. Prior to joining Fidelity, Mr. Churchill served as a Managing Director of Prudential Financial, Inc., as President and Chief Executive Officer of CSI Asset Management, Inc., a subsidiary of Prudential Financial, Inc., and held senior roles at Loomis, Sayles & Company and the Ohio Public Employees Retirement System. Mr. Churchill currently serves on the Board of Trustees and as Chair of the Audit Committee of State Street Global Advisors SPDR ETF Mutual Funds and as a staff consultant at The Public Employees Retirement System of Idaho. We believe that Mr. Churchill’s qualifications to serve on our Board of Directors includes his extensive experience in the investment management industry.

Jay C. Horgen President and Chief Executive Officer

Jay C. Horgen is the President and Chief Executive Officer of the Company and joined the Board of Directors in May 2019. Mr. Horgen was appointed President and CEO in 2019, having previously served as Chief Financial Officer from 2011 to 2019. Previously, Mr. Horgen served as Executive Vice President of the Company in New Investments. Prior to joining AMG in 2007, Mr. Horgen was a founder and Managing Director of Eastside Partners, a private equity firm. Prior to that, Mr. Horgen served as a Managing Director in the Financial Institutions Group at Merrill Lynch, Pierce, Fenner & Smith Incorporated. From 1993 to 2000, he worked as an investment banker in the Financial Institutions Group at Goldman, Sachs & Co. Mr. Horgen received a B.A. from Yale University. We believe that Mr. Horgen’s qualifications to serve on our Board of Directors include his direct knowledge of the Company’s strategy and operations through his 16 years of service at the Company, including as President & Chief Executive Officer, and Chief Financial Officer, and his 30 years of extensive experience in the financial services, private equity, and investment management industries.

Reuben Jeffery III Audit Committee & Compensation Committee (Chair)

Reuben Jeffery III has been a director of the Company since April 2020. Mr. Jeffery served as President and Chief Executive Officer and member of the board of Rockefeller & Co. and Rockefeller Financial Services, Inc. from 2010 to 2018. He previously served seven years in the U.S. government in a variety of positions, including as Under Secretary of State for Economic, Energy and Agricultural Affairs; Chairman of the U.S. Commodity Futures Trading Commission; and as Special Assistant to the President on the staff of the National Security Council (2002-2009). At Goldman, Sachs & Co., Mr. Jeffery was Managing Partner of the firm’s Paris office and of its European Financial Institutions Group in London. He began his career as a corporate attorney with Davis Polk & Wardwell LLP. Currently, Mr. Jeffery serves on the board of directors of PartnerRe Ltd., and as an independent director and chairman of the board of SMBC Americas Holdings, Inc. Mr. Jeffery is also chairman of the board of Riverstone Credit Opportunities Income Plc (RCOI) and a board member of CSE Insurance Group, an indirect wholly-owned subsidiary of Covéa, a global insurer headquartered in France. He is also a board member of the Financial Services Volunteer Corps (FSVC), a not-for-profit that supports economic development by strengthening financial sectors in developing countries. Mr. Jeffery served as a non-executive director at Barclays Plc from 2010 to 2019. He received a B.A. in Political Science from Yale University and an M.B.A. and J.D. from Stanford University. We believe that Mr. Jeffery’s qualifications to serve on our Board of Directors include his extensive financial services experience, particularly within investment banking and wealth management, and his knowledge and experience with the U.S. and global political and regulatory environments.

Félix V. Matos Rodríguez Compensation Committee & Nominating and Governance Committee

Félix V. Matos Rodríguez has been a director of the Company since January 2021. Dr. Matos Rodríguez is the Chancellor of the City University of New York (CUNY). Prior to his appointment as Chancellor in May 2019, Dr. Matos Rodríguez was president of CUNY’s Queens College and of CUNY’s Eugenio María de Hostos Community College in the Bronx. Dr. Matos Rodríguez has served as a teacher, administrator, and former Cabinet secretary for the Commonwealth of Puerto Rico. He currently serves as board and executive committee chair of Research Foundation CUNY, co-chair of New York City Regional Economic Development Council, and as vice chair of the board of directors of the American Council on Education. Additionally, he serves on the boards of Phipps Houses, the United Way of New York City, and the Association for a Better New York (ABNY), as well as on the steering committee of Research Alliance for New York City Schools. Dr. Matos Rodríguez holds a B.A. from Yale University and received a doctorate in history from Columbia University. We believe that Dr. Matos Rodríguez’s qualifications to serve on our Board of Directors include his long track record as an innovator in both academia and the public sector and his leadership in a large, decentralized human-capital-based organization operating through a network of distinct institutions.

Tracy P. Palandjian Compensation Committee & Nominating and Governance Committee (Chair)

Tracy P. Palandjian has been a director of the Company since March 2012. Ms. Palandjian is the Chief Executive Officer, co-founder and a member of the Board of Directors of Social Finance, Inc., a nonprofit organization focused on developing and managing investments that generate social impact and financial return. Prior to establishing Social Finance, Ms. Palandjian served as a Managing Director at The Parthenon Group, a global strategy consulting firm. At Parthenon, she established and led the Nonprofit Practice and consulted to foundations and nonprofit organizations in the U.S. and globally. Prior to Parthenon, Ms. Palandjian worked at McKinsey & Company and at Wellington Management Company, LLP. Ms. Palandjian is currently a member of the Harvard Corporation, vice-chair of the U.S. Impact Investing Alliance, and a trustee of the Global Steering Group on Impact Investing. She serves on the Boards of Pershing Square Holdings, Ltd., The Boston Foundation and the Surdna Foundation (and chairs its Investment Committee). Ms. Palandjian is also a member of the American Academy of Arts and Sciences. We believe that Ms. Palandjian’s qualifications to serve on our Board of Directors include her extensive global financial management, consulting, and advisory experience.

David C. Ryan Audit Committee

David C. Ryan has been a director of the Company since July 2021. Mr. Ryan is a corporate advisor to Singapore-based Temasek Holdings, and serves on the board of Mapletree Investments Pte Ltd., a Singapore-based real estate development, investment, capital and property management company, and previously served on the boards of ADT Inc. and Tiga Acquisition Corp. Mr. Ryan’s 22-year career at Goldman Sachs & Co., where he was a partner, spanned a variety of roles in Asia and the United States. From 2011 to 2013, he served as President of Goldman Sachs Asia (chairing its management committee) and was a member of the Management Committee of Goldman Sachs & Co. We believe that Mr. Ryan’s qualifications to serve on our Board of Directors include his substantial global financial services experience, particularly his extensive knowledge of the Asian region.

Board of Directors Experience, Diversity, and Refreshment

+4 Independent Directors Added Since 2020

2 of 3 Committee Chairs are Women

50% of Directors are Women or Ethnically Diverse

Key Experience and Expertise

Leadership	100%
Capital Allocation	88%
Corporate Governance	100%
Risk Management and Compliance	100%
Investment Management	88%
Financial, Accounting, or Financial Reporting	88%
Operational, Including Human Capital Management	100%
Sustainability	63%
Public Policy, Regulatory, and Government Affairs	50%
Other Public Board Experience	63%
Global Experience	88%

Independence

70%
88%
2020
2023

Average Tenure

8 yrs
5 yrs
2020
2023

Gender Diversity[1]

25%
43%
2020
2023

Diversity[1]

Gender

43%
57%
Female
Male

Ethnic

29%
71%
Ethnic Minority
Non-Ethnic Minority

Tenure[1]

29%
43%
29%
0-2 Years
3-5 Years
5+ Years

1) *Reflects independent directors. Displayed percentages reflect rounded values and may not add up to 100%.*

Governance Highlights

►	Highly independent, diverse Board; world-class, experienced directors with a range of skills and backgrounds
►	Non-Executive, Independent Board Chair
►	Women in Leadership Roles on the Board
►	No Overboarding
►	Policies to Promote Long-Term Director and Executive Equity Ownership
►	98% Average Director Attendance at Board and Committee Meetings in 2022
►	Significant Board Refreshment since 2020
►	Publicly-Disclosed Corporate Governance Guidelines
►	Majority Vote Standard in Uncontested Director Elections
►	No Staggered Board
►	No “Poison Pill”
►	“Double-Trigger” Equity Award Vesting Upon Change in Control
►	Annual Say-on-Pay Vote
►	Active Engagement with Shareholders

2022 Director Engagement

Board and Committee Meetings
9	Board Meetings
18	Committee Meetings
98%	Average attendance rate at meetings of the full Board of Directors and its committees
Shareholder Engagement (2022-2023YTD)

Shareholder Outreach	Responsiveness

•  Proactive outreach to stockholders representing over 55% of voting shares

•  Held approximately 100 meetings with more than 50 current and prospective stockholders, including half of our top 30 largest holders

•  Demonstrated integration of shareholder feedback into corporate governance practices and compensation program design over multiple years

•  Expanded shareholder engagement in recent years on topics including corporate strategy, sustainability, and executive compensation; feedback reflected in our compensation program enhancements applied to performance year 2021 and performance year 2022 compensation program design

2022 Compensation Committee Actions in Response to Shareholder Feedback

•  Further enhanced AMG’s formulaic five-step Performance Assessment process for determining executive incentive compensation, which includes 10 performance metric targets (streamlined from 13 targets in prior year) across an array of pre-set financial and strategic metric targets, with achievement caps for each metric

•  Increased weightings of financial metrics in the determination of incentive awards to further link pay with financial and stock performance

•  Continued to set rigorous financial targets, including by increasing the difficulty of absolute earnings targets relative to the target-setting approach outlined in prior-year Proxy Statement

•  Further refined Peer Group to better reflect AMG’s business model and evolving industry

•  Further enhanced metrics related to Strategic and Organizational Initiatives

Corporate Governance Matters and Meetings of the Board of Directors and Committees

Board of Directors: During 2022, the full Board of Directors met nine times. Each incumbent member of the Board of Directors in 2022 attended an average of 98% of the total number of meetings of the full Board of Directors and all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at our Annual Meeting of Stockholders. One director attended the 2022 Annual Meeting of Stockholders.

At least annually, the Board of Directors evaluates the independence of our directors in light of the standards established by NYSE. A majority of our Board of Directors must be independent within the meaning of NYSE listing standards. After its most recent evaluation of director independence, the Board of Directors affirmatively determined that seven of our eight current directors, Lady Alvingham, Ms. Atkinson, Mr. Churchill, Mr. Jeffery, Dr. Matos Rodríguez, Ms. Palandjian, and Mr. Ryan, are “independent” for purposes of NYSE listing standards. The Board of Directors made its determinations based upon individual evaluations of these directors’ employment or board of directors affiliations, compensation history, and any commercial, family, or other relationships with the Company. There were no transactions between any director and the Company for the Board of Directors’ consideration in determining the independence of any independent director. Members of the Board of Directors serve as directors, trustees, or in similar capacities (but not as executive officers or employees) for non-profit organizations to which we may make charitable contributions from time to time. Contributions to these organizations did not exceed either $120,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Only independent directors within the meaning of NYSE listing standards serve on these committees. Other members of the Board of Directors may attend committee meetings from time to time at the invitation of the respective committee. Each committee acts pursuant to a written charter adopted by the respective committee. The members and chairs of each committee are set forth above in the table titled “Director Nominee Information: Committee Memberships,” and a description of each committee is set forth below.

Audit Committee: Each of the members meets the independence standards applicable to audit committees under the Sarbanes‑Oxley Act of 2002 and NYSE listing standards and is an audit committee financial expert, as defined by the SEC. The Audit Committee’s purpose is to assist the Board of Directors in oversight of our internal controls and financial statements and the audit process. The Audit Committee held eight meetings during 2022.

Compensation Committee: Each member meets the independence requirements applicable to compensation committees under NYSE listing standards. The Compensation Committee is responsible for overseeing our general compensation policies and establishing and reviewing the compensation plans and benefit programs applicable to our executive officers. In that capacity, the Compensation Committee also administers our incentive plans, and has sole authority to approve the compensation of our named executive officers and the performance goals related to such plans and programs. The Compensation Committee held five meetings during 2022, and conferred on additional occasions throughout the year to discuss changes and enhancements to the executive compensation program.

Nominating and Governance Committee: The Nominating and Governance Committee is primarily responsible for recommending criteria to the Board of Directors for Board and committee membership, identifying and evaluating director candidates, overseeing the annual self‑assessment of the Board of Directors and its committees and of the Chief Executive Officer, overseeing Chief Executive Officer and other key executive succession planning, and maintaining our Corporate Governance Guidelines. The Nominating and Governance Committee held five meetings during 2022.

Board Composition and Refreshment Process: The Nominating and Governance Committee may solicit director candidate recommendations from a number of sources, including directors, executive officers, and third‑party search firms. The Nominating and Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and Governance Committee in light of the qualifications and criteria for Board of Directors membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Governance Committee in accordance with the requirements set forth in the By‑laws, including those discussed in the “Other Matters—Stockholder Proposals” section of this Proxy Statement, and any procedures established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source. The Nominating and Governance Committee evaluates any potential conflicts of interest on a case‑by‑case basis, to the extent they may arise.

The Board of Directors believes that a diverse mix of perspectives and expertise enhances its overall effectiveness. When considering candidates for directorship, including nominees currently serving as directors of the Company, the Nominating and Governance Committee takes into account a number of factors, including the following qualifications: the nominee must have the highest personal and professional integrity and have demonstrated exceptional ability and judgment and the attributes necessary (in conjunction with the other members of the Board of Directors) to best serve the long‑term interests of the Company and its stockholders. In addition, the Nominating and Governance Committee reviews from time to time the skills and characteristics necessary and appropriate for directors in light of the then-current composition of the Board of Directors, including the following factors:

Director Candidate Qualifications and Attributes
• Business and leadership experience, including experience managing and growing organizations worldwide	• Knowledge of the financial services industry and, in particular, the asset management industry
• Demonstrated experience with prudent and strategic capital allocation, as we seek to deploy resources to the areas of highest growth and return in our business	• Understanding of organizations, processes, strategy, risk management, and other factors that promote growth, including experience in managing sustainability issues
• Understanding of finance and financial reporting processes	• Diversity, including ethnic, gender, geographic, and experiential diversity

In considering diversity, the Nominating and Governance Committee considers diversity of background and experience, as well as ethnicity, gender, and other forms of diversity. The Nominating and Governance Committee recognizes the importance of gender and ethnic diversity, in particular, as important factors to consider when evaluating the composition of the Board of Directors. The Nominating and Governance Committee does not have a formal policy regarding diversity in identifying nominees for a directorship, but rather considers it among the various factors relevant to the consideration of any particular nominee. Further, the Board of Directors considers diversity as part of the annual Board and committee self-assessments. The Nominating and Governance Committee reviews our Corporate Governance Guidelines at least annually to ensure that we continue to meet best corporate governance practice standards. Nominating practices are adjusted, as needed, to ensure that the Board of Directors reflects the appropriate mix of skills and experience, and that such practices promote diversity of background and experience, as well as ethnicity, gender, and other forms of diversity.

Since 2020, the Board of Directors has had the opportunity for meaningful refreshment, with the retirement of five independent directors and the appointment of four new independent directors. These additions to the Board followed a process that included evaluating more than 40 candidates since 2020, a number of whom met with members of the Nominating and Governance Committee and other directors, as well as members of management, as part of our nomination process. That process is led by the Nominating and Governance Committee and Board Chair, and includes an evaluation of the current composition of the Board in order to focus on candidates with diverse skills and experiences that would enhance the Board’s collective capabilities and bring new perspectives. The full Board of Directors considers each candidate’s qualifications, and determines whether to nominate the candidate to serve on our Board of Directors.

The current Board of Directors comprises individuals with a substantial variety of skills and expertise, as shown in the “Director Experience and Skills Overview” table above, including with respect to investment management and financial services; international business; government; and not-for-profit organizations. The Nominating and Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of the Company and newer directors who bring a fresh perspective. The following are highlights on the composition of our current Board of Directors:

Board of Directors Composition
• Women represent 43% of independent directors, with three women serving on the Board	• 29% of independent directors are ethnic minorities
• Four new independent directors since 2020; half of these are women or ethnically diverse	• Transitioned to a non-executive, independent Board Chair in 2020; Board Chair does not chair any committee
• New Chairs of all Board committees since 2020; two of three committees chaired by women, including one ethnic minority	• New members on all Committees since 2020, including a fully reconstituted Compensation Committee
• Long-tenured independent directors in leadership roles	• Average director nominee age of 59

Succession Planning: The Nominating and Governance Committee has primary responsibility for Chief Executive Officer and other key executive succession planning. Succession planning and executive development are fundamental components of the Board of Directors’ governance responsibilities, and are regularly discussed by the Committee with management present as well as in executive sessions.

The Board has demonstrated the depth and effectiveness of its succession planning through a recent period of organizational evolution as the Company completed a generational transition to its current Chief Executive Officer, Jay C. Horgen. In May 2018, the Company announced that Sean Healey, the Company’s Chief Executive Officer and Chairman at the time, had been diagnosed with amyotrophic lateral sclerosis (a terminal motor neuron disease known as ALS), and initiated its long-term succession plan. In May 2019, the Board appointed Mr. Horgen, Chief Financial Officer at the time, as President and Chief Executive Officer, and Thomas M. Wojcik joined the Company as Chief Financial Officer. The approach provided continuity of leadership in a time of unexpected transition and drew on the strengths and experiences of the Company’s most senior executives. The independent directors continue to serve as a source of strategic strength for the Company and for Mr. Horgen and the balance of the executive management team, bringing significant diversity in skills, experiences, and perspectives. The independent directors and Mr. Horgen continue to focus on developing and expanding the senior management team, to maintain a breadth and depth of talent that ensures that AMG is well-positioned to continue to refine and execute against its strategy.

Board Size: The Nominating and Governance Committee assesses the size and composition of the Board of Directors each year. Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee believes that the current size of our Board of Directors, eight members, is appropriate given the size and complexity of the Company and the markets in which we operate. The Nominating and Governance Committee will continue to assess the Board’s needs and other relevant circumstances, and may change the size or composition of the Board of Directors in the future if it believes that doing so would be in the best interests of the Company and its stockholders.

Executive Sessions of Independent Directors: Our independent directors regularly meet in scheduled executive sessions without management present. In accordance with the charter of the Nominating and Governance Committee and the By-laws, Mr. Churchill, the Board Chair, is responsible for calling and chairing the executive sessions, including during the annual Board of Directors offsite, and communicating with the Company’s Chief Executive Officer. Each committee of the Board also meets without management present, in sessions led by the Chair of the relevant committee.

Board and Committee Self‑Assessments and Individual Director Assessments: Regular evaluations of the committees and the full Board of Directors are critical in ensuring the effective functioning of our Board of Directors, including in assessing candidates for directorship. To this end, the Chair of the Nominating and Governance Committee, supported by the Committee, oversees the annual self-assessment of the Board of Directors and of each committee of the Board of Directors. Directors assess performance and consider various structural and procedural matters, including the annual selection process for director nominees and communications and interactions with management generally. The Nominating and Governance Committee periodically reviews the format of the Board of Directors and committee self-assessment processes to ensure that actionable feedback is solicited on the operation of the Board of Directors and director performance. The Nominating and Governance Committee also oversees annual individual director assessments as part of the recommendation process for director nominees. The table below provides a general overview of the annual self-assessment and director assessment processes.

Board and Committee Self-Assessments and Individual Director Assessments
Questionnaire	• Evaluation questionnaire solicits director feedback on a variety of procedural and substantive topics
Executive Session	• Executive session discussion of Board and committee self-assessments led by the Chair of the Nominating and Governance Committee
Individual Director Assessments	• Individual director assessments support an annual evaluation of the Board’s composition to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience
Board Summary	• Summary of Board and committee self-assessments results presented by the Chair of the Nominating and Governance Committee, followed by a discussion of the full Board
Feedback Incorporated	• Policies and practices updated as appropriate, as a result of director feedback

Chief Executive Officer Evaluation: The Board Chair oversees an annual performance evaluation of our Chief Executive Officer. As part of this assessment, the Board Chair solicits director feedback on a variety of performance considerations. The Board Chair then synthesizes the directors’ feedback and discusses the results with our Chief Executive Officer in a one-on-one meeting. The Board Chair reports on the results of the evaluation at an executive session of the Board of Directors.

Director On‑Boarding and Training: When a new independent director joins the Board of Directors, we provide an orientation program that includes personal briefings by senior management on the Company’s operations, strategic plans, financial statements, governance, and key policies and practices. New directors also undergo in-depth training on the work of each committee of the Board of Directors. Throughout their tenure on the Board of Directors, each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors in understanding the Company and its industry and maintaining the level of expertise required for directors, the Company may, from time to time, offer Company-sponsored continuing education programs or presentations, including sessions on select topics during the annual Board of Directors offsite. Additional training is also provided when a director assumes a leadership role, such as becoming the chair of a committee.

Leadership Structure: The Company follows best practices with respect to the Board’s leadership structure, reflecting collective feedback received from stockholders, as well as commentary from proxy advisory firms, over a multi-year period. While the Company does not have a fixed policy with respect to the independence of the Board Chair, the Company’s By-Laws provide that if at any time the Board Chair is not affirmatively determined to be independent, the Board must appoint a Lead Independent Director and provide for specific enumerated duties of the Lead Independent Director in that circumstance. In circumstances where the Board Chair is independent (as is the case currently), the Lead Independent Director role is not required. This approach provides for effective checks and balances to ensure the exercise of independent judgment by the Board and the ability of the independent directors to work effectively in the board setting.

The Board regularly reviews the leadership structure, and believes that a non-executive, independent Board Chair is an appropriate and effective leadership structure for the Company at this time. The Board Chair’s principal responsibilities include: coordinating the agenda for and chairing Board meetings; serving as a key source of communication between the independent directors and the Chief Executive Officer; ensuring the flow of appropriate information to and among independent directors; leading the annual performance evaluation of the Chief Executive Officer; and coordinating the agenda for and leading executive sessions and meetings of the independent directors. Dwight D. Churchill was appointed Board Chair in 2020, given his excellent qualifications and extensive knowledge of the Company. Mr. Churchill has served as an independent director on our Board of Directors for over a decade, including service on each Board committee during his tenure. Mr. Churchill’s extensive knowledge and participation in the development of the Company’s corporate strategy over the long term, together with his extensive management experience outside of the Company, position him as an effective and strong independent Board Chair.

Responsibilities of the Non-Executive Board Chair
• Board leadership: Provides leadership to the Board and to the independent directors, including in executive sessions	• Board discussion items: Coordinates the agenda for and chairs Board meetings; works with the CEO and the committee Chairs to propose major discussion items for the Board’s approval
• Liaison between CEO and independent directors: Regularly meets with the CEO and serves as liaison between the CEO and the independent directors

•  Board governance processes: In coordination with the Nominating and Governance Committee, guides the Board’s governance processes, including identifying and resolving any potential conflicts of interest

• Executive sessions: Leads quarterly executive sessions of the Board	• CEO evaluation: Leads the annual performance evaluation of the CEO
• Additional executive sessions: May call additional meetings of the independent directors as needed	• Stockholder communications: Participates in direct communications with AMG’s stockholders

The Board of Directors will continue to review its leadership structure, and may change its structure in the future if it believes that doing so would be in the best interests of the Company and its stockholders.

Risk Oversight: It is a key responsibility of our President and Chief Executive Officer, our Chief Financial Officer, and other members of our senior management team to identify, assess, and manage the Company’s risk exposures. The Board of Directors plays an important role in overseeing management’s performance of these functions. The Board of Directors has approved the charter of the Audit Committee, which provides that one of the primary responsibilities of the Audit Committee is the discussion of the Company’s financial risks and steps management has taken to monitor and control such risks, including with respect to risk assessment and risk management policies. The Audit Committee regularly discusses with management and the Company’s independent auditors the Company’s risk assessment and risk management processes, including major risk exposures, risk mitigants, and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity. Furthermore, the Audit Committee and the Board of Directors as a whole receive regular reports from management, the internal audit function, and our independent auditors on prevailing material risks and the actions being taken to mitigate them, including reports regarding the Company’s business and operations. Management also reports to the Audit Committee and the Board of Directors regarding enhancements made to our risk management processes and controls in light of evolving market, business, regulatory, and other conditions, including those related to sustainability factors.

Corporate Responsibility: We believe that sound corporate citizenship and attention to governance and environmental principles are key elements of our success and that of our Affiliates. We are committed to operating with integrity, contributing to the local communities surrounding our global offices, enhancing our organization’s diversity, equity, and inclusion, and supporting these values in our surrounding communities, developing our employees, and being thoughtful stewards of natural resources. We are also focused on the security of our data and safeguarding our clients’ privacy. Our Board of Directors provides oversight of these corporate sustainability topics, and is committed to supporting the Company’s efforts to operate as a sound corporate citizen. We have a cross-functional Sustainability Committee with oversight responsibility of our policies and operational controls of environmental, health and safety, and social risks. The Sustainability Committee includes members of our executive management team and reports to the Board of Directors at least annually. We believe that an integrated approach to business strategy, corporate governance, and corporate citizenship creates long-term value. The below exhibits highlight certain of our policies and initiatives in these areas.

Sustainability Highlights

Sustainability Highlights (continued)

Responsible Investing	Employee Engagement

►  Approximately $70 billion in aggregate Affiliate AUM in dedicated sustainable investment strategies (which reflect focus on both principles and performance) at year-end 2022, reflecting the execution of AMG’s strategy to partner with new Affiliates in secular growth areas, including sustainable investment, and collaborating with existing Affiliates to enhance their participation in sustainable investment

►  Sustainability factors and participation in responsible investing are incorporated into AMG’s assessment process for prospective new Affiliates; recent new Affiliates include three independent firms dedicated to sustainable investing

►  All employees were granted AMG stock during performance years 2021 – 2022, further affirming the Company’s core value of ownership mindset

►  AMG prioritizes employee engagement through a range of cross-functional, multi-level communication media, including small working group lunches, company-wide town halls, management offsites, and volunteer activities; 2022 employee engagement score of approximately 90%

►  Company-supported time off and flexible work arrangements for professional development

►  Charitable giving and volunteer opportunities offered to AMG employees throughout the year

►  Leadership training and sponsored skills and career development programs, anchored on a comprehensive company-wide 360-degree performance review process

Work Environment	Diversity, Equity & Inclusion

►  Equal employment opportunity hiring practices, policies, and management of AMG employees

►  Anti-harassment policy applicable to AMG employees prohibits hostility or aversion towards individuals in protected categories, and prohibits sexual harassment in any form; the policy details how to report and respond to harassment issues and strictly prohibits retaliation

►  AMG supports the health and wellness of employees, with on-site fitness facilities in multiple principal offices

►  Committed to fostering and promoting an inclusive and globally diverse work environment; AMG partners with a variety of recruitment partners and community organizations to identify excellent diverse talent, including through an annual summer internship program for outstanding diverse students

►  Formal policies that forbid discrimination based on protected classifications; annual diversity and bias training required for all employees

►  Gender diversity of 37% across management positions; overall, nearly half of AMG’s employees are women. In 2022, nearly a quarter of new hires were ethnically diverse, and almost 60% of new hires were women

►  Three, or 43%, of AMG’s independent directors are women, and two, or 29%, of AMG’s independent directors are ethnic minorities; in each case, above the S&P 500 average. Two of the three Board committees are chaired by women, including one ethnic minority

Privacy and Data Security

►  AMG maintains privacy policies, management oversight, accountability structures, and technology design processes to protect privacy and personal data, as well as an incident response plan for use in the event of a data breach

►  All employees participate in annual cybersecurity training

►  AMG’s data security program is governed by a senior management committee that meets regularly and reports to the Board quarterly

Business Conduct and Ethics Codes	Business Continuity

►  Strong corporate culture that promotes the highest standards of ethics and compliance for AMG’s business

►  AMG’s Code of Business Conduct and Ethics applies to all AMG employees and directors and sets forth principles to guide employee and director conduct

Anti-Bribery and Corruption Policies

►  Policies on political contributions and other restricted payments require AMG’s full compliance with all applicable political contribution and anti-corruption laws

►  Whistleblower hotline available 24/7 for confidential reporting of any suspected violations

Governance

►  Formal weighting of sustainability factors included in AMG’s compensation determination process, with granular sustainability-related metrics (across both participation in responsible investment as well as corporate measures related to diversity and employee satisfaction) incorporated

►  Strong focus on corporate governance since AMG’s inception, with best practices in corporate governance (see “Governance Highlights” on page 20)

Climate Change and Environmental Sustainability

►  AMG has participated in CDP’s Climate Change Disclosure program for six years

►  Completed annual inventory and secured third-party attestation of AMG’s GhG emissions each year since 2018

►  Achieved medium-term emissions reduction target of 5% in Scope 1 and 2 emissions

►  Utilizing 100% renewable energy sources at multiple AMG office locations

►  Programs to promote the procurement of products and materials that have high concentrations of recycled materials, and evaluation of vendor sustainability practices

►  Installed electric vehicle charging stations at our largest corporate office and offer charging on a complimentary basis

►  Business continuity policies are designed to ensure the safety of AMG’s personnel, facilities, and critical business functions in case of natural disasters or other crises creating business disruption

Community Investment and Engagement

►  AMG and The AMG Charitable Foundation donate to a variety of non-profit organizations and community programs globally, including, over the past three years, meaningful campaigns supporting humanitarian aid in Turkey / Syria and Ukraine; COVID-19 relief efforts globally; social equity organizations, including the Equal Justice Initiative, NAACP Legal Defense and Education Fund, Sponsors for Educational Opportunity, Bottom Line, and others over the years; and ongoing support of the Sean M. Healey and AMG Center for ALS at Mass General Hospital, to which AMG was a cornerstone donor in 2018

►  Company-wide giving campaigns support many charities in local communities, and AMG encourages employees to volunteer for, and serve on boards of, non-profit organizations. AMG supports numerous organizations in which employees are meaningfully involved through grants from The AMG Charitable Foundation

►  Second annual “AMG Week of Service” held in 2022, with employee participation in hands-on service projects benefiting non-profit organizations and individuals in the communities surrounding our offices globally; virtual and in-person volunteering opportunities are regularly offered to AMG employees and employees of Affiliates

►  Formal AMG employee gift-matching program; AMG and The AMG Charitable Foundation have donated to more than 650 organizations worldwide, including as a result of a gift-matching program for employees and Board of Directors, as well as a volunteer-hour matching program. AMG also supports the launch of gift-matching programs at Affiliate firms

►  Approximately $2 million was disbursed by The AMG Charitable Foundation in 2022

The statistics and descriptions of our workforce, policies, and cultural initiatives in respect of our human capital relate to AMG’s employees, and not those of our Affiliates, which are independent from AMG and operate autonomously. Through our innovative partnership approach with our Affiliates, each Affiliate’s management team retains operational autonomy in managing and operating their business on a day-to-day basis, including with respect to their human capital.

AUM in strategies dedicated to sustainability consists of assets managed by Affiliates specializing in sustainable investing, investment strategies built on recognized sustainability themes or that seek positive social or environmental outcomes alongside investment returns, and products where portfolio composition is altered through specific sustainability considerations. AMG’s definition may not conform to classifications published by third parties.

To learn more, please see the “Responsibility” section of our website at www.amg.com/responsibility.html

Cybersecurity and Data Privacy: We have a formal information security program, designed to develop and maintain privacy and data security practices to protect Company assets and sensitive third-party information (including personal information). This program is governed by a committee comprising members of senior management, including the Company’s Chief Information Officer, which meets regularly and reports to the Board of Directors quarterly.

We recognize the importance of protecting information assets such as personally identifiable information (PII) of our clients and employees, and have adopted policies, management oversight and accountability structures, and technology processes designed to safeguard this information. All AMG employees attest annually to information security policies, and are required to participate in regular security awareness training to protect themselves and the AMG data to which they have access. These trainings also instruct employees on how to report any potential privacy or data security issues.

Our information security organization comprises internal and external resources designed to identify, protect, detect, resolve, and recover from various threats and attacks of malicious actors. We leverage 24x7x365 monitoring tools and services to address the confidentiality, integrity, and availability of Company assets and data. Regular internal and third-party reviews are performed on processes and technologies to validate the effectiveness of privacy and data security controls. We monitor best practices and developments in data privacy and security, including increased scrutiny of third-party service providers with access to sensitive Company data. We work with key third-party service providers to monitor and support the control environment and breach notification processes. We also have our own fully documented proprietary security incident response plan, with defined roles and responsibilities that address notification obligations and procedures in the event of a data breach. We are dedicated to business continuity and resiliency, and we have documented strategies, policies, and procedures in place to protect employee, business, and client data in the event of an emergency or natural disaster.

Related Person Transaction and Conflicts of Interest Oversight: Pursuant to its charter, the Audit Committee is responsible for reviewing any related person transaction identified by management or other directors. In accordance with this authority, the Committee has determined that there have been no related person transactions requiring disclosure under Item 404(a) of Regulation S‑K other than those discussed below under the caption “Other Matters—Related Person Transactions.” Each director, officer, and employee of the Company is also subject to our Code of Business Conduct and Ethics, which sets forth guidelines that our directors, officers, and employees are expected to adhere to in the conduct of the Company’s business, including with respect to identifying, reporting, and resolving potential or actual conflicts of interest resulting from related person transactions or otherwise.

Policies and Procedures Regarding Related Person Transactions: The Audit Committee must approve all related person transactions under the Company’s written policy. A related person transaction is any transaction that is reportable by the Company under paragraph (a) of Item 404 of Regulation S‑K in which the Company or one of its wholly owned subsidiaries or majority‑owned Affiliates is or will be a participant and the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, any person known to the Company to be a beneficial owner of 5% or more of its voting securities, or an immediate family member of any of the foregoing has or will have a direct or indirect material interest. Pursuant to the policy, potential related person transactions are reported to the Chief Corporate Counsel who evaluates the potential transaction to determine whether it is a potential related person transaction. If it is, the Chief Corporate Counsel reports the potential transaction to the Audit Committee for review. The policy also authorizes the Chair of the Audit Committee to ratify, rescind, or take any such other action required with respect to any related person transaction not previously approved or ratified under the policy that comes to the Chief Corporate Counsel’s attention. The policy sets forth the standards of review to be considered in deciding whether to approve or ratify related person transactions.

In addition, the Audit Committee has considered and adopted standing pre‑approvals under the policy for limited transactions with related persons. Pre‑approved transactions include (i) employment as an executive officer, if the related compensation is approved (or recommended to the Board of Directors for approval) by the Compensation Committee; (ii) any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under applicable compensation disclosure requirements; (iii) any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer) or director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenue; (iv) any charitable contribution, grant, or endowment by the Company or the Company’s charitable foundation to a charitable organization, foundation, or university at which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such charitable organization’s total annual receipts; (v) any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends; (vi) any transaction involving a related person where the rates or charges involved are determined by competitive bids; and (vii) any service provided by the Company to any related person, provided that such service is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable services provided to non‑related persons.

Prohibition Against Hedging and Pledging Transactions: Pursuant to the Company’s insider trading policy, all directors, officers, and employees of the Company and its subsidiaries, including spouses and immediate family members of such persons, are prohibited from engaging in short sales or any other form of hedging transaction involving Company securities, or other transactions resulting in net short exposures, as well as from purchasing Company securities on margin, pledging Company securities as collateral for a loan, or otherwise borrowing against Company securities. We believe our anti-hedging and anti-pledging policies further align our directors’ and our officers’ interests with those of our stockholders.

Compensation Committee Interlocks and Insider Participation: The members of the Compensation Committee during fiscal year 2022 include those individuals set forth above under “Compensation Committee.” No person who served as a member of the Compensation Committee during 2022 has been an officer or employee of the Company or has been involved in any related person transactions. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer that serves (or served during 2022) on the Company’s Compensation Committee or Board of Directors.

Stockholder and Interested Party Communications: Stockholders and other interested parties may communicate directly with the Board of Directors and the Board Chair as follows:

Stockholder Communications
Board of Directors

Any communications to the full Board of Directors

may be directed to Kavita Padiyar, Managing Director, Chief Corporate Counsel, and Corporate Secretary of the Company, who would discuss as appropriate with the Board of Directors

Kavita Padiyar Affiliated Managers Group, Inc. 777 South Flagler Drive West Palm Beach, Florida 33401-6152
Board Chair	A stockholder or other interested party may communicate directly with Mr. Churchill, the Board Chair, by sending a confidential letter addressed to his attention	Dwight D. Churchill, Board Chair c/o Affiliated Managers Group, Inc. 777 South Flagler Drive West Palm Beach, Florida 33401-6152

Availability of Corporate Governance Documents: We maintain a Company website that includes, among other items, the Corporate Governance Guidelines; the Code of Business Conduct and Ethics applicable to all directors, officers, and employees; the Code of Ethics applicable to our President and Chief Executive Officer, Chief Financial Officer, and other senior financial officers; and the charters for the Audit, Compensation, and Nominating and Governance Committees. This information is available on the “Investor Relations” section of our website, www.amg.com, under “Corporate Governance—Policies, Procedures and Guidelines,” or for the Committee charters under “Corporate Governance—Board of Directors,” but is not incorporated by reference into this Proxy Statement. If we make any substantive amendment to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8‑K.

Information Regarding Executive Officers of the Company

The name, age (as of April 1, 2023), and positions of each of our executive officers, as well as a description of their business experience and past employment during at least the last five years, are set forth below, in addition to that of Mr. Billings, who recently ceased being an executive officer:

Executive Officer Information
Name	Age	Position	Biographical Information
Jay C. Horgen	52	President and Chief Executive Officer	For the biographical information of Mr. Horgen, see “Information Regarding the Nominees” above.
Rizwan M. Jamal	48	Head of Affiliate Investments

Mr. Jamal is Head of Affiliate Investments, responsible for overseeing the Company’s investments in new and existing Affiliates, including the identification of prospective Affiliates worldwide and the structuring and execution of the Company’s investments in its partner firms. Prior to joining AMG in 2004, Mr. Jamal worked in the investment banking groups of Goldman Sachs & Co. and Salomon Smith Barney. Mr. Jamal received a B.S. from Boston College and a J.D. from Harvard Law School.

Thomas M. Wojcik	42	Chief Financial Officer

Mr. Wojcik is the Chief Financial Officer of the Company, responsible for AMG’s finance, accounting, investor relations, and capital management functions. He joined AMG in 2019 from BlackRock, Inc., where he most recently served as Chief Financial Officer for Europe, Middle East, and Africa (EMEA), Head of EMEA Strategy, and Global Head of Investor Relations, subsequent to his role as Global Head of Corporate Development and Head of Americas Strategy. Previously, Mr. Wojcik worked as an investor at Hunter Global Investors, Durham Asset Management, and Nautic Partners, and as an investment banker in the Financial Institutions Group at Merrill Lynch & Co. He earned a B.A. in Economics magna cum laude from Duke University, and an M.B.A. from The Wharton School at the University of Pennsylvania, where he was a Palmer Scholar.

John R. Erickson	52	Head of Affiliate Engagement

Mr. Erickson is Head of Affiliate Engagement, working with Affiliates on strategic matters. Prior to joining the Company in 2014, Mr. Erickson worked as an investment banker at Merrill Lynch for 15 years, most recently serving as a managing director in the Financial Institutions Group where he advised asset management clients on M&A and capital raising. Mr. Erickson received a B.A. in Economics cum laude from Middlebury College and an M.B.A. from Northwestern University’s Kellogg School of Management.

David M. Billings	60	Senior Advisor and Former General Counsel and Secretary

Mr. Billings, currently Senior Advisor to the Company, retired as General Counsel of the Company, effective as of December 31, 2022, and ceased being an executive officer of the Company as of such date. Mr. Billings had served as the Company’s General Counsel and Secretary since June 2014. Prior to joining AMG, Mr. Billings was a partner at Akin Gump Strauss Hauer & Feld LLP, where he led the firm’s investment funds practice in London. Mr. Billings received a B.A. with high honors from the University of Virginia and a J.D. from Harvard Law School.

Compensation Discussion and Analysis

This section provides discussion and analysis of our executive compensation program, including the elements of executive compensation, the 2022 compensation results, the rationale and process for reaching these results, and our compensation governance policies. The compensation results discussed are those of our President and Chief Executive Officer, Jay C. Horgen, and the other named executive officers.

The Compensation Committee designs the executive compensation program to align management incentives with long‑term stockholder interests, and we have a demonstrated history of integrating shareholder feedback into our executive compensation program over more than a decade. For the 2021 performance year, following the full reconstitution of the Committee and the engagement of a new independent compensation consultant, Semler Brossy Consulting Group, LLC (our “Compensation Consultant”), in late 2020, the Committee integrated shareholder feedback in developing an enhanced, streamlined, more formulaic approach to determining variable performance-based incentive awards for our named executive officers, based on objective, pre-set financial and strategic metrics. The Committee further enhanced the incentive determination process in 2022, integrating additional shareholder feedback in streamlining the scoring criteria (reducing the number of metric targets to 10 from 13); increasing the weighting of financial metrics relative to strategic metrics; removing the single subjectively-determined metric (pre-determined, objective metrics now account for 100% of the score weighting); enhancing the determination of certain financial metrics (target-setting process for absolute earnings-related metrics was revised relative to the approach outlined in our 2022 Proxy Statement for performance year 2021); enhancing certain strategic metrics; and further refining AMG’s Peer Group.

The results of the Performance Assessment reflected the Company’s excellent financial performance for the year against the backdrop of challenging market conditions, as well as the top-decile relative stockholder return in 2022. AMG’s 2022 performance reflected the strong execution of the Company’s growth strategy (including active capital deployment through investments in high-quality independent investment managers, expanding our partnership with Systematica Investments, a leading technology-driven liquid alternatives manager, and building a new partnership with Peppertree Capital Management, a high-quality private markets manager in communications infrastructure), excellent Affiliate investment performance, and increasing momentum across the business. In addition, the completed combination of AMG Affiliate BPEA with EQT AB showcased the potential of AMG’s partnership with Affiliates in supporting the achievement of an Affiliate’s long-term strategic objectives, and resulted in significant realized value for AMG shareholders and an excellent strategic outcome for all stakeholders.

Overview of AMG’s Compensation Program Philosophy

The Compensation Committee has structured our executive compensation program over the long term to further several core objectives, which include the following:

•	Attracting, retaining, and motivating key members of senior management
•	Closely aligning executive compensation with performance and accomplishments for the year and over the long term
•	Aligning AMG executives and other employees with shareholders through share ownership
•

Focusing executives on long‑term performance with equity incentive awards, with a majority of these awards subject to rigorous pre‑established performance targets measured over forward multi‑year periods

•	Compensating executives based on a combination of Company performance—on both a relative and absolute basis—and individual roles
•	Avoiding incentives that might encourage excessive risk‑taking
•	Routinely reviewing and evolving our compensation program to incorporate feedback from stockholders and best practices into our executive compensation program design

These objectives inform the design of our compensation program, which includes the following components:

•	Awarding fixed and variable Annual Incentive Compensation in an appropriate mix to align management incentives with shareholder value creation
•	Performing market comparisons to ensure that our compensation is in line with that of our Peer Group
•	Implementing strong compensation governance practices within a robust corporate governance framework

Compensation Governance Practices

Our Board of Directors is committed to maintaining responsible compensation practices, and believes that rewards for our senior leaders should be commensurate with the results they achieve for our stockholders. Our strong governance procedures and practices with respect to employment and compensation include the following:

What we do	What we don’t do

•      Annual Say-on-Pay vote; the Board is recommending the continuation of this practice in the 2023 Say-on-Pay frequency vote

•      Caps on Annual Incentive Compensation for each NEO, including the CEO

•      Annual cap on independent director equity awards

•      Equity ownership guidelines for NEOs and directors, as well as an equity holding policy for NEOs

•      One-year minimum vesting on equity awards

•      Double-trigger vesting upon change in control

•      Clawback policy

•      Mitigation of dilutive impact of equity awards through share repurchases

•      Formulaic Performance Assessment scorecard; pre-set objective quantitative metrics drive more than 90% of the assessment score, with achievement caps on each individual metric

•      Significant portion of variable compensation is performance-based equity awards tied to key business metrics

•      Majority of equity awards are performance-based, with delivery tied to the achievement of pre-established performance targets

•      A thorough risk assessment process, as described under “Risk Considerations in our Compensation Program” below

•      Retain an independent compensation consultant

•      No employment agreements with any NEOs, including the CEO

•      No golden parachute change in control agreements with executives

•      No tax reimbursements or gross-ups for perquisites

•      No hedging or pledging of AMG securities by directors or officers

•      No option re-pricing or buy-outs of underwater stock options

•      No option grants with exercise price below grant date stock price

•      No payment of dividends on equity awards prior to vesting

•      No liberal share counting or recycling of shares tendered or surrendered to pay the exercise cost or tax obligation of grants

•      No “evergreen” equity plan feature

•      No excessive perquisites

Shareholder and Proxy Advisory Firm Feedback and Surveys

To ensure that our Board of Directors, including the Compensation Committee, is apprised of stockholder and proxy advisory firm views, we regularly meet with and survey these constituents regarding our executive compensation program. As part of this process, we conduct regular outreach initiatives with the corporate governance teams at our largest stockholders, as well as representatives from major proxy advisory firms, throughout the year, and we have a demonstrated history of integrating shareholder feedback into our executive compensation program design. In 2022, 97% of the votes cast by stockholders supported our Say-on-Pay proposal, expressing strong support for our executive compensation program design and its demonstrated linkage of pay-for-performance, as well as the significant integration of shareholder feedback.

As in previous years, shareholder feedback gathered throughout the year was carefully considered, along with input from our Compensation Consultant, as well as commentary from proxy advisory firms, as described in our “2022 Compensation Program Enhancements and Program Overview” table on page 8.

The Compensation Committee recognizes that in enhancing the compensation program, stockholder input has been and continues to be critical for ensuring the continued alignment of management and stockholder interests, and the Committee promotes an active process of shareholder engagement throughout the year. Our management team continues to communicate with our largest stockholders and proxy advisory firms, and to follow developments in their methodologies and analyses to ensure that the Company and our Board of Directors remain apprised of current and potential future developments.

Policies to Promote Director and Officer Equity Ownership

We believe that equity ownership by our named executive officers and directors aligns their interests with those of our stockholders, and we have two formal policies designed to promote their long-term accumulation and retention of equity in our Company. The Equity Holding Policy was implemented in 2019 for recipients of the Long-Term Equity Alignment Award, and together with the Equity Ownership Guidelines, represent an industry-leading set of policies to further cultivate an ownership mindset among senior executives, with direct and substantial alignment with stockholders through ownership of vested, unrestricted shares of AMG stock.

In addition to these formal policies, our directors and executives have demonstrated their commitment to the long-term accumulation and retention of equity through open market purchases of shares of our common stock on multiple occasions. Since his May 2019 appointment, our President and Chief Executive Officer has purchased 52,000 shares in the open market, with an aggregate notional value of approximately $4.2 million at the time of purchase; over the past three years, our other named executive officers have purchased more than 7,000 shares, with an aggregate notional value of more than $1 million at the time of purchase. A majority of our current independent directors, including our Board Chair, have also purchased shares in the open market; since 2019, independent directors have collectively purchased more than 54,000 shares, with an aggregate notional value of more than $5.5 million at the time of purchase. In total, executives and Board members have more than doubled their ownership over the past three years. For the shares owned by year since 2020 by our Chief Executive Officer, other named executive officers, and current independent directors, please see our “Governance Highlights” section on page 7.

Equity Ownership Guidelines and Holding Policy
Equity Ownership Guidelines

•     Implemented in 2011, our Equity Ownership Guidelines provide that an executive officer or director should own equity in the amount of:

-    10x annual base salary in the case of our President and Chief Executive Officer

-    7x annual base salary in the case of the other named executive officers

-    5x base annual fees for service in the case of our independent directors

•     Shares underlying outstanding stock options and unearned performance awards are not counted for purposes of meeting these guidelines

•     Executives and directors are strongly encouraged to meet these ownership guidelines within five years of becoming an executive officer, or three years of becoming a director

•     Includes a restriction on selling shares of AMG stock while the equity ownership of the director or executive does not exceed the required level through the accumulation period

•     All named executive officers and directors currently satisfy these Equity Ownership Guidelines

Equity Holding Policy

•     Equity Holding Policy implemented in 2019 and applicable to all recipients of the Long-Term Equity Alignment Award

•     Imposes additional restrictions on sales of AMG stock, for the duration of their AMG service

-     No sales by CEO permitted unless vested, unrestricted shares held exceeds 2x Total Annual Compensation

-     No sales by non-CEO NEOs permitted unless vested, unrestricted shares held exceeds 1x Total Annual Compensation

-     Alignment RSUs must be held for at least 6 years after grant (through 2025), and Alignment Options must be held for 7 years after grant (through 2026)

•     Total Annual Compensation comprises the total amount of the executive officer’s cash compensation (including cash bonus) and equity compensation (based on the grant date fair value) received for performance in the year prior to measurement

•     Equity eligible for determining compliance includes unrestricted shares of AMG stock, whether acquired through award vesting, option exercises, open market purchases, or otherwise, and excludes unvested awards, undelivered performance awards, and unexercised options

Named Executive Officer Annual Compensation Determination Process and Results

The Compensation Committee’s annual compensation determination process begins during Committee meetings early in the performance year and continues throughout the year, with periodic reviews of the Company’s financial performance on both a relative and absolute basis and progress on various strategic objectives, as well as discussions regarding the principles and continuing effectiveness of the compensation program. Our President and Chief Executive Officer may attend such Compensation Committee meetings at the request of the Committee to participate in discussions concerning the compensation of other members of executive management, but does not participate in decisions regarding his own compensation, which occur in executive sessions. In considering whether to retain the Compensation Consultant for assistance with its annual compensation determination process, the Compensation Committee evaluates the Compensation Consultant’s independence in accordance with SEC and NYSE rules and has determined that the Compensation Consultant’s work does not raise any conflicts. Our Compensation Consultant provides input and advice to the Compensation Committee, and to the Chair of the Committee in particular, at key points throughout the year, and they meet during the year to consider the executive and director compensation of the peer companies set forth in this “Compensation Discussion and Analysis” section (our “Peer Group”) and potential structures for incentive awards. The Committee considers the components of the compensation program (including the mix of compensation elements, market‑level compensation, and our compensation governance practices) in analyzing the extent to which the program furthers the Committee’s objectives of aligning compensation with shareholder value creation while retaining and motivating our executives. As discussed above, the Committee also seeks feedback from stockholders and proxy advisory firms in an ongoing engagement cycle, and takes that feedback into account in both enhancing the compensation program design, as well as in the Committee’s final compensation determinations for the year.

For the applicable performance year, through a formulaic process based on objective performance metrics, the Compensation Committee considers the Company’s accomplishments during the year and over the long term, on both an absolute basis and relative to our Peer Group, and considers the individual roles of our executive officers, to establish the amount of annual performance‑based incentive awards (“Annual Incentive Compensation”) for each executive. The following provides an overview of the outcome of the incentive compensation determination process for our President and Chief Executive Officer and our other named executive officers.

The Compensation Committee sets Target Payout amounts for each named executive officer, including for performance year 2022 a target at the median of the Peer Group for the Chief Executive Officer. The result of the quantitative scorecard assessment drives the incentive award payout to each named executive officer, including quantum (for the Chief Executive Officer in 2022, above or below the Peer Group median) and mix across short- and long-term incentive awards. The incentive determination process and ultimate payout structure reflect the Committee’s executive compensation program philosophy of closely aligning management incentives with business performance and long‑term stockholder interests. Variable performance‑based incentive awards account for the substantial majority of Annual Incentive Compensation for each executive – the majority of Annual Incentive Compensation is in the form of equity incentive awards (for awards in respect of 2022, the delivery of 65% of the grant value of these equity incentive awards is tied to the achievement of rigorous pre‑established performance targets).

Having calculated the results of the Performance Assessment scorecard, the Committee reviewed the output from the weighted average score applied to the target Chief Executive Officer compensation, which produced total incentive compensation awards for 2022 consistent with the design of the plan. As a result, the Compensation Committee deemed it unnecessary to apply a discretionary overlay to the output.

All dollar amounts displayed in the following steps in millions.

In 2022, the Compensation Committee incorporated shareholder feedback in streamlining the scorecard assessment, to further simplify the assessment process, and further align incentive pay with objective quantitative metrics with the highest impact, related to AMG management’s ability to create shareholder value across capital allocation decisions. The total number of targets was reduced to 10 from 13 to reflect the metrics with highest impact on value creation and fully eliminate subjectivity.  The metrics removed included the following: EBITDA from New Investments: 3-Year, Total AMG-Related Gross Sales: 3-Year, and Other Strategic Initiatives.

The Compensation Committee regularly reviews our Peer Group to ensure its ongoing relevance throughout the various stages of the Company’s growth and development, and to reflect on the current developments in the businesses of our peers. In determining the Company’s Peer Group on an annual basis, the Compensation Committee applies a principles-based approach in considering both industry- and company-specific dynamics to identify the peers with which we compete for client assets, stockholders, and talent. As a result, the Committee focuses on peers within the asset management industry, as well as financial services companies with significant asset management components to their businesses and does not, for example, include retail or investment banks, brokerage or custodian firms, or insurance companies. The Committee believes that success in the asset management industry, in particular, relies heavily on human talent, given the service-oriented and fee-based business model. In addition, the Compensation Committee recognizes that the companies within our Peer Group vary by business strategy, product concentration, and overall profitability. The nature of the roles of executives also varies by firm. For example, our senior management team has developed a differentiated skill set and reputation to match our unique business model of pursuing long‑term partnerships with outstanding independent, partner-owned investment management firms. The Committee takes Peer Group comparisons into account and also forms its own perspective on appropriate compensation levels, considering additional factors with respect to unique elements of AMG officer roles and responsibilities.

Our Peer Group was revised in 2022 to include the following 11 companies, which had the effect of:

–     Streamlining the Peer Group by removing Ameriprise, in line with the goal of continuing to reflect the evolution of AMG’s business

–     Reducing the median market capitalization of the Peer Group by 33% to $4.1 billion, relative to AMG’s market capitalization of $6.2 billion, as of December 31, 2022

–     Setting the CEO Target Payout at $12.3 million, the median of the revised Peer Group. The CEO Target Payout increased 28% relative to the prior-year CEO Target Payout of $9.6 million for 2021, driven by increased compensation for CEOs in the Peer Group

For 2022, Annual Incentive Compensation for our Chief Executive Officer was capped at $17.5 million.

For 2022, the Target Payouts set for each other named executive officer was informed by the median of comparable roles at Peer Group companies, other industry benchmark data as advised by the independent Compensation Consultant, and the individual executive’s role, responsibilities, and tenure at the Company.

In the case of Mr. Jamal, Head of Affiliate Investments, the Target Payout reflected leadership in growth investments, across both new and existing Affiliates. For Mr. Wojcik, our Chief Financial Officer, the Target Payout reflected leadership in capital management and shareholder engagement, as well as strategic execution. For Mr. Erickson, Head of Affiliate Engagement, the Target Payout reflected leadership in Affiliate relationship management and strategic engagement. For Mr. Billings, former General Counsel and Secretary, the Target Payout reflected leadership in corporate affairs and governance. Further, consistent with prior years, the Compensation Committee applied a cap on Annual Incentive Compensation for each of our Head of Affiliate Investments, Chief Financial Officer, and Head of Affiliate Engagement of $10.0 million, and applied a cap on Annual Incentive Compensation for our former General Counsel and Secretary of $5.0 million.

The following table displays the 2022 targets and 2022 actual results for each individual metric considered in the Compensation Committee’s scorecard assessment. The scorecard was designed based on 10 individual strategic and financial metrics that are expected to drive the performance of the business and share price over time. The Committee implemented a cap of 200% on the achievement level of each individual metric. A score above 100% implies a payout above the target level (in case of Chief Executive Officer, median of Peer Group). The final score of 128% incorporated the individual metric caps, and reflected strong financial and operating performance for performance year 2022 measured against objective pre-determined targets in areas where management drives shareholder value:

Weighting	Metrics	2022 Target	2022 Actual	Achievement Level
Financial & Shareholder Value Creation Metrics: 75%	Financials	*10.7%*	Annual Management Fee EBITDA ($mm)[1] *(Target was +3% vs. prior year)*	$900	$833	93%
		10.7%	Annual EEPS (Economic Earnings Per Share)[1] *(Target was +5% vs. prior year)*	$19.19	$20.14	105%
		10.7%	EEPS / GAAP EPS Growth Percentile Rank *(3-Year Composite, relative to peers)* [2]	50%	83%	167%
	Shareholder Value Creation	*10.7%*	Total Stockholder Return, Annualized: Absolute *(1- and 3-Year Composite)*	10%	10%	97%
		10.7%	Total Stockholder Return, Annualized: Relative *(1- and 3-Year Composite)*	50%	92%	183%
	Capital Deployment / Return on Investments	*10.7%*	Average Annualized Yield on New Affiliate Investments *(3-Year, pre-tax)*	12%	18%	151%
		10.7%	Average Annualized Adjusted Return on Capital *(3-Year, net of tax)*	10%	18%	179%
Strategic / Organizational Initiatives: 25%	Resp. Invest	*8.3%*	AUM Dedicated to Sustainable Investment ($bn)	$95	$69	73%
	Human Capital Management	*8.3%*	Organizational Diversity and Leadership	40%	37%	93%
		8.3%	Employee Engagement Survey Score	75%	87%	116%
		100%	**Weighted Score:**			**128%**

(1)

2021 actual Annual Management Fee EBITDA was $875 million and 2021 actual Annual EEPS was $18.28 per share. Additional information regarding non-GAAP financial performance measures, including reconciliations to the most directly comparable GAAP measure, can be found in AMG’s Annual Report on Form 10-K under “Supplemental Financial Performance Measures.”

(2)

Reported GAAP EPS (diluted) of $25.35 for FY 2022. AMG’s 2022 GAAP EPS scorecard metric was adjusted to exclude $11.83 GAAP EPS (diluted) as a result of gains associated with the BPEA transaction, net of taxes.

Performance targets used in the Performance Assessment are designed to align management incentives with shareholder value creation, and take into account factors known at the time. Actual results may be impacted by a number of external factors, including macroeconomic factors, market changes, and regulatory or political changes, as well as other factors such as share repurchases and investments in new and existing Affiliates, which may not be anticipated and could significantly impact AMG’s business. Financial targets are not intended to be a form of guidance or a prediction of AMG’s performance during the performance year or in any future period. See the “Forward-Looking Statements” section of our Annual Report on Form 10-K. EEPS / GAAP EPS Growth Percentile Rank relative to peers is determined using reported peer data for adjusted EPS or GAAP EPS (further adjusted for amortization expense where applicable) or sell-side estimates dependent on availability at the time of the January meeting of the Compensation Committee for the performance year determination. AUM Dedicated to Sustainable Investment is based on information sourced from Affiliates. Strategic and Organizational Initiatives data related to employees pertain to AMG’s employees and not those of our Affiliates. Through our innovative partnership approach, each Affiliate’s management team retains operational autonomy in day-to-day business management and decisions, including with respect to their human capital. Displayed figures above for 2022 actual results reflect rounded values. Additional information regarding the calculations of these measures is included below under “Summary of Performance Assessment Target Descriptions and Rationale, and 2022 Target Setting Process.”

The weighted Performance Assessment score of 128% for our President and Chief Executive Officer was applied to the Target Payout of $12.3 million, to produce Total Formulaic Incentive Compensation of $15.0 million.

The weighted Performance Assessment score of 128% produced Total Formulaic Incentive Compensation of $6.8 million for the Head of Affiliate Investments, $6.7 million for the Chief Financial Officer, $4.0 million for the Head of Affiliate Engagement, and $2.7 million for the former General Counsel and Secretary.

The final amount of Annual Incentive Compensation for our President and Chief Executive Officer was then allocated between cash bonus and long-term equity awards using a pre-established tiered formula which caps ultimate cash awards at 50% of Annual Incentive Compensation (with the process viewable in the schematic on page 11), resulting in a formulaic cash bonus of $6.0 million (40%) and a formulaic equity incentive award amount of $9.0 million (60%) for our President and Chief Executive Officer. This formulaic equity incentive award amount was granted 35% in the form of Long-Term Deferred Equity Awards and 65% in the form of Long-Term Performance Achievement Awards, split evenly between three- and five-year measurement periods, consistent with the Committee’s targeted allocations.

For the balance of the named executive officers, formulaic cash bonuses were $3.2 million for the Head of Affiliate Investments, $3.2 million for the Chief Financial Officer, $2.0 million for the Head of Affiliate Engagement, and $1.3 million for the former General Counsel and Secretary. Formulaic equity incentive awards for such named executive officers were $3.5 million, $3.5 million, $2.0 million, and $1.3 million, respectively, granted (with the exception of Mr. Billings) 35% in the form of Long-Term Deferred Equity Awards and 65% in the form of Long-Term Performance Achievement Awards, split evenly between three- and five-year measurement periods, consistent with the Committee’s targeted allocations. Mr. Billings’ formulaic equity incentive awards were granted 100% in the form of Long-Term Deferred Equity Awards in light of his transition to Senior Advisor to the Company in 2023 in connection with his intended retirement.

In 2022, the Committee determined to grant 50% of Long-Term Performance Achievement Awards with three-year cliff vesting and 50% with five-year cliff vesting, compared with 100% of awards being granted with three-year cliff vesting in prior years. The increased required duration on a portion of the Long-Term Performance Achievement Award grants recognized the year-over-year increase in incentive compensation against the backdrop of a challenging operating environment, and further aligned incentive compensation with long-term shareholder value creation. The ultimate delivery of all Long-Term Performance Achievement Awards is tied to rigorous, transparent Average ROE targets measured over the respective three- and five-year measurement periods and are only deliverable if minimum Average ROE levels are met (measured over the applicable performance measurement periods).

The Average ROE target range for the 2022 Long-Term Performance Achievement Awards (achievement levels at which 100% of the shares would be delivered) was set at 16 – 17% for each of the measurement periods. If Average ROE over the measurement periods for such awards is (i) below 10%, no shares underlying the initial award will be issued and distributed; and (ii) between 10% and 22%, a ratable portion between 40% and up to a maximum of 150% of the shares underlying the award will be issued and distributed.

The Compensation Committee increased the rigor of the Average ROE target for awards issued in respect of performance year 2022, by reducing the bottom end of the range by 2% (and the top end of the range by 3%), or less than the full 4% decline in forward Average ROE which is expected to result from the increase in stockholders’ equity due to the BPEA transaction. The Committee recalibrated Average ROE targets applied to the performance-based equity awards granted in respect of performance year 2022, to reflect the significant impact of the after-tax gain associated with the BPEA transaction on the Company’s stockholders’ equity, an increase of approximately $576 million in stockholders’ equity without a commensurate increase in Economic net income, as the gain from the transaction was excluded from Economic net income, which we expect will cause an estimated decline in Average ROE of approximately 4% on a go-forward basis.

Summary of Performance Assessment Target Descriptions and Rationale, and 2022 Target Setting Process

The following is a summary of the metrics utilized in the Performance Assessment scorecard, including the rationale for including each metric and the methodology used in setting the individual metric targets. In setting the targets for the revised quantitative scorecard, the Compensation Committee employed a disciplined methodology, relying on informed views of performance expectations applied to a framework in order to pre-set targets during the first half of the year, to appropriately incentivize executives.

Incentive Compensation Performance Assessment: Metric Descriptions / Rationale and Target-Setting Methodology

Metric	Description / Rationale	Target-Setting Methodology
Financial Metrics
Annual Management Fee EBITDA

–     Key top-line growth metric at AMG tied to the long-term value creation of the business, measuring AMG profit net of performance fees, interest expense, taxes, and non-cash depreciation amortization – indicates the condition of AMG’s Affiliate base on an ownership-weighted basis, the efficacy of capital reinvested for growth, and management of corporate expenses

–     Performance fee earnings removed, to dampen volatility year-over-year

–     Annual growth in Management Fee EBITDA is influenced by the following primary factors:

1.    Change in market asset levels for the year (time weighted), estimated based on publicly available market composite data (“Beta”);

2.     Relative investment performance by AMG’s Affiliates;

3.     Asset-based fee rates;

4.     Annual expenses incurred by AMG and certain of our Affiliates;

5.     AMG’s ownership levels across our Affiliate group; and

6.     Management Fee EBITDA contributed by new Affiliate investments

–     For performance year 2022, the Committee adopted a target of +3% growth relative to the prior-year actual achievement, thereby increasing the difficulty of achieving the target relative to the methodology published in the Company’s 2022 Proxy Statement, which would have indicated a target set flat to the prior-year Management Fee EBITDA, given the decline in Beta during 2022

–     Given that neither AMG’s management team nor our Affiliates can control market beta, the previously-published framework established an annual target based on a sliding scale of Beta (calculated by AMG as a market composite blend based on composites and weightings published by the Company quarterly, as a convention to approximate the impact of market changes on AMG’s assets under management) throughout the year. The adopted target for performance year 2022 required growth in Management Fee EBITDA despite the decline in Beta during the year

–     We believe that the resulting target is a rigorous metric given that the year-over-year change in Management Fee EBITDA is reflective of management’s execution against its strategy (described above) and regardless of the impact of Beta on AMG’s business across a range of reasonable market outcome scenarios

Annual Economic Earnings per Share (EEPS)

–     Most comprehensive measure of overall earnings contribution on a per-unit basis; please refer to AMG’s most recent Form 10-K for a full definition

–     Incorporates aggregate condition of Affiliates, corporate expenses, capital structure, tax exposure, and the full weight of capital allocation decisions (deployment of capital into new Affiliate investments and share repurchases)

–     EEPS is a key non-GAAP performance metric

–     Annual growth in EEPS is influenced by similar principal factors that affect Management Fee EBITDA (1-6 above) and also includes the impact of performance fees, taxes and interest expense, and share repurchases

–     For performance year 2022, the Committee adopted a target of +5% relative to the prior-year actual achievement, thereby increasing the difficulty of achieving the target relative to the published methodology, which would have indicated a target set flat to the prior-year Annual EEPS, given the decline in Beta during 2022

–     We believe that the resulting EEPS target is a rigorous metric given that the year-over-year change in EEPS is reflective of management’s execution against its strategy regardless of the impact of Beta on AMG’s business across a range of reasonable market outcome scenarios

Metric	Description and Rationale	Target-Setting Methodology
Relative Earnings Growth - Percentile Rank

–     Relative growth ranking vs. Peer Group across GAAP Earnings Per Share and EEPS (equally-weighted); relative metric reduces impact of macro factors

–     EEPS is one of AMG’s key performance metrics, but must be calculated by us for certain peers that do not disclose a comparable metric. Given that all public companies must report under GAAP, diluted GAAP EPS is included in the composite metric, enhancing conformity across the Peer Group. Idiosyncratic issues across each metric are offset by equally weighting EEPS vs. GAAP EPS; short-term anomalies are offset by comparing across a 3-year period

– Target for AMG’s relative growth ranking vs. Peer Group across GAAP Earnings Per Share and EEPS (equally-weighted) is the peer median (50th percentile); a score of 100% indicates median performance
Shareholder Value Creation Metrics: Total Stockholder Return, Annualized (1- and 3-Year Composites)
Absolute Total Stockholder Return (“TSR”)

–     TSR metrics directly link Performance Assessment with shareholder investment experience

–     Absolute metric accounts for AMG’s unique exposures that are not captured in the Peer Group

–     1- / 3-year composites recognize annual performance and align performance with longer-term stockholder return

–     Target for the Absolute TSR, Annualized, metric (1- and 3-Year Composite) was set at 10%, given cost of capital estimated utilizing the Capital Asset Pricing Model (“CAPM”), including assumptions for the risk-free rate, equity risk premium, and long-term beta

Relative TSR

–     TSR metrics directly link Performance Assessment with shareholder investment experience

–     Relative metric provides comparability with Peer Group and mitigates macro impact(s) on individual stocks’ return

–     1- / 3-year composites recognize annual performance and align performance with longer-term stockholder return

– Target for the Relative TSR, Annualized, metric (1- and 3-Year Composite) was set at the peer median (50th percentile); a score of 100% indicates median performance
Capital Deployment and Return on Capital Metrics
Average Annualized New Investments Yield: 3-Year

–     Measures average pre-tax cash returns on new investments on a 3-year time-weighted basis, therefore indicating efficacy of new investment effort over the period; 3-year period offsets short-term anomalies

–     Incents a focus on pricing, structure, and long-term growth potential

– Target pre-tax cost of equity of 12% is estimated utilizing the CAPM, including assumptions for the risk-free rate, equity risk premium, and long-term beta
Average Annualized Adjusted Return on Capital: 3-Year

–     Time-weighted annual after-tax return on investment from capital deployed over 3-year period across the combination of new investments and share repurchases (together accounting for the significant majority of AMG’s discretionary capital decisions)

–     Incents a disciplined approach to capital allocation across growth investments and share repurchases as management creates shareholder value over time; 3-year period offsets short-term anomalies

– Target after-tax cost of capital of 10% is estimated utilizing the CAPM, including assumptions for the risk-free rate, equity risk premium, long-term beta, and tax rate
Strategic and Organizational Initiatives
AUM Dedicated to Sustainable Investment

–     Measures the notional level of AUM dedicated to sustainable investment as AMG increasingly participates in this secular growth area via investments in new Affiliates or collaborating with existing Affiliates in product development or enhancing capabilities; targets are reconsidered annually to ensure appropriate progress is incented over time

– Target set relative to the prior-year level of AMG notional AUM in these strategies
Organizational Diversity and Leadership

–     Percentage of women at AMG in management positions, reflecting importance of diverse management and leadership perspectives; targets are re-considered annually to ensure appropriate progress is incented over time

– Target set relative to the prior-year AMG level, and over time may include goals and objectives and incorporate other forms of diversity
Employee Engagement Survey Score	– Percentage of AMG employees indicating overall job satisfaction in formal annual employee engagement survey, relative to industry benchmark satisfaction rate	– Target set relative to an industry benchmark satisfaction rate

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation program with our management team and with our Compensation Consultant. The Compensation Committee does not believe the goals or the underlying philosophy of our compensation program encourage excessive or inappropriate risk-taking, or create risks that are reasonably likely to have a material adverse effect on the Company.

Throughout our compensation program, compensation is aligned with increases in shareholder value and long-term stockholder interests and, therefore, we believe our compensation arrangements do not encourage inappropriate risk-taking. The named executive officers’ salaries are fixed in amount and typically account for approximately 10% of their Annual Total Direct Compensation. For 2022, all other Annual Total Direct Compensation (other than base salaries and perquisites) for named executive officers was determined using the Performance Assessment, which links incentive award payouts to pre-established performance targets (with caps on the scoring of individual metrics) and to a peer benchmarked pay target, and the total Annual Incentive Compensation of each named executive officer was subject to a maximum payout. The Compensation Committee also reviews the output of the scorecard and the resulting incentive compensation to ensure that the output is consistent with the design of the plan. The Committee could apply incremental discretion for a variety of factors, including, but not limited to, a result inconsistent with the plan design, factors that arise after establishing the Peer Group, payout targets, and scorecard metrics earlier in the year (no discretion was applied in 2022). Total Formulaic Incentive Compensation is then allocated between cash bonus and long-term equity awards using the pre-established tiered formula, resulting in formulaic cash bonus and equity incentive award amounts. Additionally, a substantial portion of executive compensation is in the form of equity incentive awards, a majority of which are subject to specific pre-established performance targets, which further aligns executives’ interests with those of our stockholders. We believe that these awards do not encourage excessive or inappropriate risk-taking given that the value of the awards is tied to our performance, and the awards are subject to long term vesting schedules to help ensure that executives have significant value tied to long-term performance.

Clawback Policy

To further ensure the alignment of compensation with long-term performance, we maintain a clawback policy that allows for the recoupment of performance-based compensation from executive officers in the event of a material restatement of our financial results due to a material error within three years of the original reporting. In the event of such occurrence, the Board of Directors will review the facts and circumstances that led to the restatement and will take such actions as deemed necessary and appropriate (such as the possible recoupment of incentive compensation of one or more executive officers). In light of the SEC’s adoption of final clawback rules in October 2022, we expect to update our clawback policy as may be necessary to comply with final NYSE listing standards, once effective.

Equity Grant Policy

We grant all equity awards, including stock options, under the terms of an equity grant policy. Pursuant to the policy, we generally grant equity awards to our named executive officers at regularly scheduled meetings of the Compensation Committee in the first quarter, and to directors at regularly scheduled meetings of the Compensation Committee in the first quarter and in the third quarter, although the Committee retains discretion to grant awards at other times during the year. If the date of a Committee approval of an equity grant falls within a regularly scheduled quarterly blackout period under our insider trading policy, the awards will not become effective and are not priced until the closing of the last day of the blackout period following the public release of our earnings results for the prior quarter and/or year, as applicable. In all other cases, the effective grant date of any equity awards will be the date of the relevant Committee meeting or written consent.

We do not have any program, plan, or practice to time equity awards to employees or directors in coordination with the release of material non‑public information. If the Compensation Committee is in possession of material non‑public information, either favorable or unfavorable, when equity awards are made, the Compensation Committee will not take this information into consideration when determining award amounts.

Tax Deductibility of Compensation

The availability of tax deductions for cash and equity compensation is one of many factors that the Compensation Committee considers in designing a compensation program that is intended to attract and retain executive talent and to reward our named executive officers for their contributions to the success of the Company.

The Internal Revenue Code of 1986, as amended from time to time, under Section 162(m), generally disallows a tax deduction for compensation in excess of $1 million paid to any “covered employee” of a publicly held corporation (generally the corporation’s chief executive officer, chief financial officer, and its next three most highly compensated executive officers, in the year that the compensation is paid). The Compensation Committee is committed to maintaining a compensation program and establishing compensation levels that take tax consequences into account, and will continue to consider these issues, while prioritizing a focus on attracting and retaining executive talent and aligning management incentives with long‑term stockholder interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with our management team. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

Reuben Jeffery III, Chair

Dwight D. Churchill

Tracy P. Palandjian

Félix V. Matos Rodríguez

EXECUTIVE COMPENSATION TABLES

The following tables provide information regarding the compensation arrangements for the years indicated with respect to the Company’s Chief Executive Officer and Chief Financial Officer, and three other most highly compensated executive officers, during the fiscal year ended December 31, 2022 (collectively, the “named executive officers”).

Equity awards granted in March 2023 in recognition of performance during fiscal year 2022 do not appear in the following Summary Compensation Table or the Grants of Plan-Based Awards table because SEC rules require equity awards to be reported in these tables in the fiscal year of grant, even where the awards are intended to compensate executives for performance in a prior year. For information on the equity awards granted in March 2023 in recognition of 2022 performance, please refer to the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)		Stock Option Awards($)	All Other Compensation ($)(2)	Total ($)
Jay C. Horgen	2022	750,000	5,995,000	6,925,000	(3)	—	73,212	13,743,212
President and Chief Executive Officer	2021	750,000	4,755,000	3,500,000	(4)	—	58,156	9,063,156
	2020	750,000	2,550,000	4,275,000	(5)	—	57,026	7,632,026
Rizwan M. Jamal(6)	2022	500,000	3,193,000	4,250,000	(3)	—	41,170	7,984,170
Head of Affiliate Investments	2021	500,000	2,100,000	2,050,000	(4)	—	27,270	4,677,270
Thomas M. Wojcik	2022	500,000	3,167,000	2,950,000	(3)	—	32,140	6,649,140
Chief Financial Officer	2021	500,000	2,400,000	2,075,000	(4)	—	21,240	4,996,240
	2020	500,000	1,175,000	1,950,000	(5)	—	20,940	3,645,940
John R. Erickson(6)	2022	500,000	1,990,000	2,250,000	(3)	—	32,794	4,772,794
Head of Affiliate Engagement	2021	500,000	1,250,000	1,350,000	(4)	—	21,894	3,121,894
David M. Billings(7)	2022	500,000	1,262,500	1,400,000	(3)	—	26,148	3,188,648
Senior Advisor and Former General	2021	500,000	1,125,000	1,400,000	(4)	—	23,454	3,048,454
Counsel and Secretary	2020	400,000	1,100,000	450,000	(5)	—	23,154	1,973,154

(1)

For 2022, amounts represent performance-based cash bonuses awarded in recognition of performance in 2022, determined using the Performance Assessment scorecard and framework, applying a formulaic score to Target Payout levels set based on peer benchmarking, and allocating between cash bonus and long-term equity awards using a pre-established tiered formula, as more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

For 2022, all other compensation consisted of (i) contributions to a 401(k) profit-sharing or similar pension plan in the amount of $18,300 on behalf of each named executive officer, (ii) medical benefits and life and long-term disability insurance premiums with respect to each named executive officer, (iii) matching contributions to eligible non-profit organizations under the AMG gift-matching program on behalf of Mr. Horgen, Mr. Jamal, Mr. Wojcik, and Mr. Erickson, and (iv) tax preparation services with respect to Mr. Horgen. The Company does not provide tax reimbursements for any perquisite. The Company’s executive officers may invest from time to time in Affiliate funds or products under arrangements described in “Other Matters – Related Person Transactions” at no incremental cost to the Company.

(3)

Represents the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of the following equity incentive awards consisting of restricted stock units granted under the 2020 Equity Incentive Plan (the “2020 Stock Plan”) in March 2022 in recognition of performance in 2021: (i) 2021 Long-Term Deferred Equity Awards granted to Mr. Horgen, Mr. Jamal, Mr. Wojcik, Mr. Erickson, and Mr. Billings with grant date values of $2,770,000, $1,700,000, $1,180,000, $900,000, and $560,000, respectively, and (ii) 2021 Long-Term Performance Achievement Awards granted to Mr. Horgen, Mr. Jamal, Mr. Wojcik, Mr. Erickson, and Mr. Billings with grant date values of $4,155,000, $2,550,000, $1,770,000, $1,350,000, and $840,000. The portions of the 2021 Long-Term Performance Achievement Awards that will be eligible to vest will be determined based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average ROE, as defined in “Questions and Answers” on page 13, over a three-year measurement period ending on December 31, 2024. If Average ROE is below 10% for the measurement period, no shares underlying the initial award will be issued and distributed. If Average ROE is between 10% and 25% for the measurement period, a ratable portion between 20% and up to a maximum of 150% of the shares underlying the award will be issued and distributed, with 100% of the shares underlying the initial award issued and distributed if an Average ROE of between 18% and 20% is achieved. The grant date fair value of the 2021 Long-Term Performance Achievement Awards assumes that the midpoint level of Average ROE will be achieved. For details on the assumptions made in the valuation of these and the other awards described herein, see the Company’s 2022 Annual Report on Form 10-K, under “Critical Accounting Estimates and Judgments—Share-Based Compensation and Affiliate Equity” and the “Share-Based Compensation” note to the Consolidated Financial Statements included therein.

(4)

Represents the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of the following equity incentive awards consisting of restricted stock units granted under the 2020 Stock Plan in March 2021 in recognition of performance in 2020: (i) 2020 Long-Term Deferred Equity Awards granted to Mr. Horgen, Mr. Jamal, Mr. Wojcik, Mr. Erickson, and Mr. Billings with grant date values of $1,400,000, $820,000, $830,000, $540,000, and $560,000, respectively, and (ii) 2020 Long-Term Performance Achievement Awards granted to Mr. Horgen, Mr. Jamal, Mr. Wojcik, Mr. Erickson, and Mr. Billings with grant date values of $2,100,000, $1,230,000, $1,245,000, $810,000, and $840,000, respectively. The portions of the 2020 Long-Term Performance Achievement Awards that will be eligible to vest will be determined based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average ROE, as defined in “Questions and Answers” on page 13, over a three-year measurement period ending on December 31, 2023. If Average ROE is below 10% for the measurement period, no shares underlying the initial award will be issued and distributed. If Average ROE is between 10% and 23% for the measurement period, a ratable portion between 50% and up to a maximum of 150% of the shares underlying the award will be issued and distributed, with 100% of the shares underlying the initial award issued and distributed if an Average ROE of between 16% and 18% is achieved. The grant date fair value of the 2020 Long-Term Performance Achievement Awards assumes that the midpoint level of Average ROE will be achieved.

(5)

Represents the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of the following equity incentive awards consisting of restricted stock units granted under the 2013 Stock Incentive Award Plan (as amended, the “2013 Stock Plan”) in March 2020 in recognition of performance in 2019: (i) 2019 Long-Term Deferred Equity Awards granted to Mr. Horgen, Mr. Wojcik, and Mr. Billings with grant date fair values of $1,710,000, $780,000, and $180,000, respectively, and (ii) 2019 Long-Term Performance Achievement Awards granted to Mr. Horgen, Mr. Wojcik, and Mr. Billings with grant date fair values of $2,565,000, $1,170,000, and $270,000, respectively. The portions of the 2019 Long-Term Performance Achievement Awards that will be eligible to vest will be determined based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average ROE, as defined in “Questions and Answers” on page 13, over a three-year measurement period ending on December 31, 2022. If Average ROE is below 12% for the measurement period, no shares underlying the award will be issued and distributed. If Average ROE is between 12% and 22% for the measurement period, a ratable portion between 50% and up to a maximum of 175% of the shares underlying the award issued will be issued and distributed, with 100% of the shares underlying the award issued and distributed if a midpoint of 16% Average ROE is achieved. The grant date fair value of the 2019 Long-Term Performance Achievement Awards assumes that the midpoint level of Average ROE will be achieved.

(6)

Each of Mr. Jamal and Mr. Erickson were first determined to be named executive officers for fiscal year 2021 and, therefore, in accordance with SEC rules, their compensation is not included in the table for fiscal year 2020.

(7)	Mr. Billings retired as our General Counsel, effective as of December 31, 2022, and ceased being an executive officer of the Company as of such date.

Grants of Plan-Based Awards in Fiscal Year 2022

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Jay C. Horgen	—		—	4,962,900	6,525,000	—	—	—	—	—
	3/5/2022	(2)	—	—	—	—	—	—	21,445	2,770,000
	3/5/2022	(3)	—	—	—	—	32,167	48,251	—	4,155,000
Rizwan M. Jamal	—		—	2,580,000	4,300,000	—	—	—	—	—
	3/5/2022	(2)	—	—	—	—	—	—	13,161	1,700,000
	3/5/2022	(3)	—	—	—	—	19,741	29,612	—	2,550,000
Thomas M. Wojcik	—		—	2,540,000	4,300,000	—	—	—	—	—
	3/5/2022	(2)	—	—	—	—	—	—	9,135	1,180,000
	3/5/2022	(3)	—	—	—	—	13,703	20,555	—	1,770,000
John R. Erickson	—		—	1,500,000	4,300,000	—	—	—	—	—
	3/5/2022	(2)	—	—	—	—	—	—	6,968	900,000
	3/5/2022	(3)	—	—	—	—	10,451	15,677	—	1,350,000
David M. Billings	—		—	1,000,000	2,250,000	—	—	—	—	—
	3/5/2022	(2)	—	—	—	—	—	—	4,335	560,000
	3/5/2022	(3)	—	—	—	—	6,503	9,755	—	840,000

(1)

Represents the range of performance-based cash bonus opportunities for performance year 2022. The amounts presented above are calculated using the Performance Assessment scorecard and framework, applying a pre-established tiered formula allocating between cash bonus and long-term equity awards, subject to payout caps, to the overall Target Payout, which is set based on peer benchmarking, and the maximum possible Annual Incentive Compensation amount; both amounts are inclusive of all cash and equity compensation. The amounts reported in the (i) “Target” sub-column reflect the application of an assumed Performance Assessment score of 100% and (ii) “Maximum” sub-column reflect the application of individual payout caps. Actual amounts earned for performance in 2022 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. AMG’s Annual Incentive Compensation determination process is more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Represents 2021 Long-Term Deferred Equity Awards granted in March 2022 under the 2020 Stock Plan in recognition of performance in 2021, vesting in four equal installments on March 5, 2023, 2024, 2025, and 2026, subject to continued employment through each vesting date (with certain limited exceptions in the case of death, disability, Retirement, or certain terminations of employment in connection with a change in control. To be eligible for Retirement, the named executive officer must (a) have completed at least 120 months (10 years) of service, provided that if the individual has reached the age of 60 years, such service requirement shall be reduced to 96 months (8 years) of service, and (b) have a number of completed months of service plus age in months that, when summed, equals at least 780 months (65 years). Upon Retirement, qualifying awards continue to vest post-termination in accordance with the original schedule, subject to any applicable performance conditions). The grant date fair value has been computed in accordance with FASB ASC Topic 718.

(3)

Represents 2021 Long-Term Performance Achievement Awards granted in March 2022 under the 2020 Stock Plan in recognition of performance in 2021, vesting in full on March 5, 2025, subject to continued employment through the vesting date (with certain limited exceptions in the case of death, disability, Retirement, certain terminations of employment in connection with a change in control, or terminations of employment other than for cause or by the employee for good reason). As further described in the Summary Compensation Table above, the number of shares of common stock of the Company underlying each 2021 Long-Term Performance Achievement Award that may be issued and distributed for each restricted stock unit is based on the Company’s level of achievement measured against pre-established performance targets measuring the Company’s Average ROE over a three-year measurement period ending on December 31, 2024. The grant date fair value has been computed in accordance with FASB ASC Topic 718, and assumes that the midpoint level of Average ROE will be achieved.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market or Payout Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested ($)
Jay C. Horgen	—	400,000	74.49	8/15/2026	43,749	6,931,154	129,982	20,593,048
Rizwan M. Jamal	—	285,871	74.49	8/15/2026	24,501	3,881,693	54,716	8,668,656
Thomas M. Wojcik	—	248,763	74.49	8/15/2026	18,888	2,992,426	43,415	6,878,238
John R. Erickson	—	250,137	74.49	8/15/2026	15,714	2,489,569	38,745	6,138,370
David M. Billings	—	—	—	—	9,116	1,444,248	16,191	2,565,140

(1)

Represents Alignment Options pursuant to the Long-Term Equity Alignment Awards granted under the 2011 Option Plan on August 15, 2019, vesting on August 15, 2024 (“Alignment Options”), the exercise of which is subject to the Company’s level of achievement measured against pre-established performance targets measuring Average ROE, as defined in “Questions and Answers” on page 13, over a five-year measurement period ending on December 31, 2023. If Average ROE is between 12% and 20% or above for such measurement period, a ratable portion between 50% and up to a maximum of 150% of the shares underlying the award will be eligible for exercise, with 100% of the shares underlying the award becoming eligible for exercise if a midpoint of 16% Average ROE is achieved for the measurement period. If Average ROE is equal to or less than 12% for the measurement period, 50% of the shares underlying the award will be eligible for exercise. Any portion of the award that will not be delivered following the five-year performance period will be forfeited. The number of shares underlying options presented above assumes that the midpoint level of Average ROE will be achieved.

(2)

Represents the following awards of restricted stock units: (i) 2021 Long-Term Deferred Equity Awards granted under the 2020 Stock Plan in March 2022, vesting in four equal installments on March 5, 2023, 2024, 2025, and 2026, (ii) 2020 Long-Term Deferred Equity Awards granted under the 2020 Stock Plan in March 2021, vesting in four equal installments on March 5, 2022, 2023, 2024, and 2025, (iii) 2019 Long-Term Deferred Equity Awards granted under the 2013 Stock Plan in March 2020, vesting in four equal installments on January 1, 2021, 2022, 2023, and 2024, and (iv) 2018 Long-Term Deferred Equity Awards granted under the 2013 Stock Plan in February 2019, vesting in four equal installments on January 1, 2020, 2021, 2022, and 2023. See the Summary Compensation Table for additional details. For each award set forth above, vesting is subject to continued employment through each vesting date (with certain limited exceptions in the case of death, disability, certain terminations of employment in connection with a change in control, and in the case of the 2021 Long-Term Deferred Equity Awards and the 2020 Long-Term Deferred Equity Awards, Retirement). These awards participate in cash dividends declared by the Company, the payment of which is deferred until delivery of the shares and is forfeited if the requisite service period or any performance conditions are not satisfied.

(3)

Represents the following awards of restricted stock units: (i) 2021 Long-Term Performance Achievement Awards granted under the 2020 Stock Plan in March 2022, vesting in full on March 5, 2025, with the portion of such awards eligible to vest determined based on the Company’s Average ROE during the three-year measurement period ending on December 31, 2024, measured against pre-established performance targets, (ii) 2020 Long-Term Performance Achievement Awards granted under the 2020 Stock Plan in March 2021, vesting in full on March 5, 2024, with the portion of such awards eligible to vest determined based on the Company’s Average ROE during the three-year measurement period ending on December 31, 2023, measured against pre-established performance targets, (iii) 2019 Long-Term Performance Achievement Awards granted under the 2013 Stock Plan in March 2020, vesting in full on January 1, 2023, with the portion of such awards eligible to vest determined based on the Company’s Average ROE during the three-year measurement period ending on December 31, 2022, measured against pre-established performance targets, and (iv) the third and final tranche of the Alignment RSUs pursuant to the Long-Term Equity Alignment Awards granted under the 2013 Stock Plan in August 2019, vesting on August 15, 2023 (“Alignment RSUs”), with the portion of such tranche eligible to vest determined based on the Company’s level of achievement measured against pre-established performance targets measuring Average ROE, as defined in “Questions and Answers” on page 13, during the three-year measurement period ending December 31, 2022, such that if Average ROE is below 12% for such measurement period, no shares underlying such tranche will be issued and distributed, and if Average ROE is 12% or above for such measurement period, 100% of the shares underlying the tranche will be issued. As of December 31, 2022, the achievement of the relative performance targets for the 2021 Long-Term Performance Achievement Awards, the 2020 Long-Term Performance Achievement Awards, the 2019 Long-Term Performance Achievement Awards, and the third tranche of the Alignment RSUs had not yet been determined, and the Company’s Average ROE during the first and second tranches of the Alignment RSUs were at performance levels resulting in delivery of the entire first and second tranches in August 2021 and August 2022, respectively, subject to the terms of the awards. For each award set forth above, vesting is subject to continued employment through each vesting date (with certain limited exceptions in the case of death, disability, certain terminations of employment in connection with a change in control, or terminations of employment other than for cause or by the employee for good reason, and in the case of the 2021 Long-Term Performance Achievement Awards and the 2020 Long-Term Performance Achievement Awards, Retirement). Each of these awards participate in cash dividends declared by the Company, the payment of which is deferred until delivery of the shares and is forfeited if the requisite service period or any performance conditions are not satisfied. See the Summary Compensation Table for additional details regarding the 2021 Long-Term Performance Achievement Awards, the 2020 Long-Term Performance Achievement Awards, and the 2019 Long-Term Performance Achievement Awards and relevant performance conditions. For purposes of calculating the number and market value of unearned shares of stock that have not yet vested in the above table, consistent with the grant date fair value determinations, the calculations assume that (i) the maximum number of awards are delivered for the Alignment RSUs and (ii) the midpoint performance level is achieved for the 2021 Long-Term Performance Achievement Awards, the 2020 Long-Term Performance Achievement Awards, and the 2019 Long-Term Performance Achievement Awards.

Option Exercises and Stock Vested in Fiscal Year 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Jay C. Horgen	—	—	94,659	13,119,287
Rizwan M. Jamal	—	—	30,498	4,262,650
Thomas M. Wojcik	—	—	20,168	3,143,791
John R. Erickson	—	—	25,911	3,620,597
David M. Billings	8,098	273,146	8,182	1,108,147

(1)

Reflects the aggregate value realized upon the exercise of options in 2022. The exercise price of the options was $122.40, which was equal to the fair market value of a share of the Company’s common stock on the applicable date of grant.

(2)

Reflects the portions vested in 2022 of the following awards of restricted stock units: (i) 2020 Long-Term Deferred Equity Awards granted in March 2021 under the 2020 Stock Plan, (ii) 2019 Long-Term Deferred Equity Awards granted in March 2020 under the 2013 Stock Plan, (iii) the full value of the second tranche of the Alignment RSUs granted in August 2019 under the 2013 Stock Plan, reflecting the achievement of the maximum level of performance, (iv) 2018 Long-Term Deferred Equity Awards granted in February 2019 under the 2013 Stock Plan, (v) 2018 Long-Term Performance Achievement Awards granted in February 2019 under the 2013 Stock Plan (175% of such awards, reflecting the maximum level of performance achieved relative to the targets), and (vi) 2017 Long-Term Deferred Equity Awards granted in January 2018 under the 2013 Stock Plan. For Mr. Wojcik, also includes the portions vested in 2022 of an award of restricted stock units granted in May 2019 in connection with his commencement of employment with the Company.

(3)	Represents the value of the portions vested in 2022 of each of the awards listed in footnote (2) above, determined as of the date of vesting.

Pay Versus Performance Table

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“Other NEOs”) ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:			Net Income ($mm)	Company-Selected Measure: EEPS ($)(6)
					TSR (Calculated per Item 201(e) of Reg S-K) ($)	Peer Group TSR (Calculated per Item 201(e) of Reg S-K) ($)(4)	Index TSR (Calculated per Item 201(e) of Reg S-K) ($)(5)
2022	13,743,212	12,828,868	5,648,688	5,766,400	188	130	123	1,388.1	20.14
2021	9,063,156	50,596,233 (7)	3,960,965	20,157,628 (7)	195	172	142	890.1	18.28
2020	7,632,026	19,261,168	2,346,688	4,558,555	121	116	114	427.0	13.36

(1)	For each of 2022, 2021, and 2020, represents the total compensation as reported in the Summary Compensation Table for Mr. Horgen, the Company’s President and Chief Executive Officer.
(2)

“Compensation Actually Paid” represents a new calculation of compensation under SEC rules that differs significantly from the Summary Compensation Table presentation of compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement. The figures reported in this column do not reflect the actual amount of compensation earned by or paid to Mr. Horgen and the Other NEOs during the applicable calendar year or for the applicable performance year. To calculate the compensation actually paid to the PEO and the average compensation actually paid to the Other NEOs, the below adjustments were made to total compensation as reported in the Summary Compensation Table. The adjustments were calculated according to the prescribed method determined by the SEC for the calculation of compensation actually paid for the periods presented. For equity awards with performance-based vesting conditions, fair value as of the applicable year-end is based on the probable outcome of such conditions as of year-end. There were no other assumptions made in the valuation of equity awards that differ materially from those disclosed at the time of grant.

Year	Summary Compensation Table Total ($)	Less Reported Value of Equity Awards for the Covered Year ($)	Plus Year-End Fair Value of Outstanding Unvested Equity Awards Granted in the Covered Year ($)	Change in Fair Value as of Year-End of Outstanding Unvested Equity Awards Granted in Prior Years ($)	Change in Fair Value as of Year-End of Equity Awards Granted in Prior Years that Vested in the Covered Year ($)	Plus Vesting Date Fair Value of Equity Awards Granted in the Covered Year and that Vested in the Same Year ($)(8)	Deduct Fair Value as of Prior Year-End of Equity Awards that Failed to Meet Applicable Vesting Conditions During the Covered Year ($)	Add Fair Value of Dividends or Other Earnings Paid on Stock or Option Awards that are not Otherwise Included ($)	Compensation Actually Paid ($)
PEO
2022	13,743,212	(6,925,000)	10,277,425	(1,822,613)	(2,453,065)	—	—	8,909	12,828,868
2021 (7)	9,063,156	(3,500,000)	4,753,105	34,957,216	5,421,436	—	(108,850)	10,168	50,596,233
2020	7,632,026	(4,275,000)	6,773,906	9,242,984	(99,356)	—	(93,468)	80,075	19,261,168
Other NEOS
2022	5,648,688	(2,712,500)	4,025,560	(717,623)	(479,865)	—	—	2,140	5,766,400
2021 (7)	3,960,965	(1,718,750)	2,334,088	13,800,662	1,793,895	—	(15,387)	2,155	20,157,628
2020	2,346,688	(1,350,000)	1,863,583	1,607,298	(57,503)	189,655	(54,942)	13,775	4,558,555

(3)

For each of 2022 and 2021, represents the average total compensation as reported in the Summary Compensation Table for Mr. Wojcik, Mr. Jamal, Mr. Erickson, and Mr. Billings. For 2020, represents the average total compensation as reported in the Summary Compensation Table for Mr. Wojcik, Mr. Billings, Mr. Sean M. Healey, and Mr. Hugh P. B. Cutler. Mr. Healey served as Executive Chairman until his passing in May 2020, and Mr. Cutler retired in May 2020 from his position of Head of Global Distribution.

(4)

For the fiscal year ended December 31, 2022, our Peer Group comprised AllianceBernstein Holding L.P., Ares Management Corporation, Artisan Partners Asset Management Inc., The Carlyle Group Inc., Federated Hermes, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group plc, Lazard Ltd., Victory Capital Holdings, Inc., and Virtus Investment Partners, Inc. For the fiscal year ended December 31, 2021, our Peer Group also included Ameriprise (the “2021 Peer Group”). Our Peer Group was revised in 2022 to remove Ameriprise to further align peer market capitalizations and business scope with that of AMG. Peer Group TSR based on our 2021 Peer Group was $147 for the fiscal year ended December 31, 2022. For the fiscal year ended December 31, 2020, our Peer Group included AllianceBernstein Holding L.P., Ameriprise, Ares Management Corporation, Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group plc, Lazard Ltd., and T. Rowe Price (the “2020 Peer Group”). Our Peer Group was revised in 2021 to better reflect AMG’s business model at such time and to address industry consolidation. Peer Group TSR based on our 2020 Peer Group was $175 for the fiscal year ended December 31, 2021.

(5)	Reflects the TSR of the S&P MidCap 400® index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2022 Annual Report on Form 10-K.
(6)

Economic earnings per share, or EEPS, is a non-GAAP financial measure. Additional information on non-GAAP financial performance measures, including reconciliations to the most directly comparable GAAP measure, can be found in AMG’s Annual Report on Form 10-K under “Supplemental Financial Performance Measures.”

(7)

For 2021, Compensation Actually Paid to the PEO and the average Compensation Actually Paid to the Other NEOs reflect the strong appreciation of AMG’s stock price during 2021, and the consequent increase in value of unvested awards, driven by the unvested value of the one-time special Long-Term Equity Alignment Awards granted in 2019.

(8)	Represents the vesting of equity awards held by Mr. Healey in accordance with such award terms upon the passing of Mr. Healey in May 2020.

Relationship Between Compensation Actually Paid and Performance Measures

The following exhibits reflect the relationship between the Compensation Actually Paid (“CAP”) to the PEO and the average CAP to the Other NEOs and the performance measures shown in the above pay versus performance table during the three most recently-completed fiscal years:

CAP vs. Company and Peer Group and Index TSR CAP ($ million) $100 $80 $60 $40 $20 $0 2020 2021 2022 $250 $200 $150 $100 $50 $0 TSR PEO Other NEOs Company TSR Peer Group TSR Index TSR

CAP vs. Net Income CAP ($ million) $100 $80 $60 $40 $20 $0 2020 2021 2022 $1.6 $1.2 $0.8 $0.4 $0.0 Net Income ($ million) PEO Other NEOs Net Income

CAP vs. EEPS CAP ($ million) $100 $80 $60 $40 $20 $0 2020 2021 2022 $25.00 $20.00 $15.00 $10.00 $5.00 $0.00 EEPS PEO Other NEOs EEPS

Tabular List of Financial Performance Measures(1)
EEPS
Annual Management Fee EBITDA
Absolute TSR
Relative TSR
(1)

See the “Compensation Discussion and Analysis – Summary of Performance Assessment Target Descriptions and Rationale, and 2022 Target Setting Process” section of this Proxy Statement for more information about the above measures.

Pay Ratio

SEC rules permit identification of our median employee once every three years, provided there has been no material change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Accordingly, we have calculated our pay ratio disclosure based on our median employee identified as of December 31, 2021. We selected such median employee by analyzing the compensation of each of our employees who were employed by the Company as of December 31, 2021, excluding our President and Chief Executive Officer, with each employee’s compensation calculated by reference to their fixed cash compensation for the year ended December 31, 2021, derived from payroll and other company records. We did not make any cost‑of‑living or other adjustments to these amounts, and did not exclude non‑U.S. employees. We annualized total compensation for full‑time employees that joined the Company during 2021 or had an unpaid leave‑of‑absence during the year. For purposes of this analysis, we included all full‑ and part‑time employees at the Company and at our subsidiaries where we control the compensation determinations for the subsidiary’s employees.

The total annual compensation of our President and Chief Executive Officer for 2022, as reported in the “Total” column of the Summary Compensation Table, was $13,743,212. The total annual compensation of our median employee for 2022, calculated on the same basis as the Summary Compensation Table, was $186,129. The ratio of our Chief Executive Officer’s total annual compensation for 2022 to our median employee’s total annual compensation for 2022 was 74 to 1.

We believe executive pay should be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our other employees receive.

Director Compensation

Equity grant determinations for independent directors are made consistent with the Compensation Committee’s philosophy that compensation should be directly linked to shareholder value creation. Multiple directors have elected to defer cash service fees, with such deferred amounts credited to an AMG stock tracking fund and delivered in shares of AMG common stock. In the first quarter of 2022, our Compensation Committee revised the director compensation program to reinstate cash service fees, eliminate stock option grants, and increase the amount of restricted stock units to maintain the overall proportion of directors’ annual equity awards, and also to increase the Nominating and Governance Committee annual fee, in order to reflect peer and market practice and ensure that we attract a broad talent base of new directors. Further, a majority of our current independent directors, including our Board Chair, have also demonstrated their commitment to further alignment with stockholders by actively purchasing shares of our common stock in the open market; since 2019, independent directors have collectively purchased more than 54,000 shares, with an aggregate notional value of more than $5.5 million at the time of purchase.

As part of our director compensation program design, our Compensation Consultant regularly provides a review of director compensation in the broad peer universe and in our Peer Group. This analysis includes data on total compensation for directors at such peer companies, as well as on the individual components of that compensation, such as annual retainers, meeting fees, and equity awards. Our Compensation Consultant also provides comparative data from time to time on compensation by board position (such as committee chairs, board chairs, and lead directors) at such companies, and on trends in director compensation. In determining compensation levels for the Company’s independent directors for 2022, the Compensation Committee deemed it appropriate that compensation be at or near the median in comparison to directors at public companies within our Peer Group, while equity compensation linked to shareholder value be higher on a relative basis, which is reflected in the compensation paid in 2022. Further, consistent with current best practices, our 2020 Stock Plan sets a cap on equity awards granted to any independent director in any calendar year of a maximum total grant date fair value of $500,000.

The table below sets forth the current annual compensation levels for our independent directors. The Chair of each committee receives the annual Chair fee in lieu of the committee fee. Directors do not receive additional fees for attending meetings. All equity awards are granted in accordance with the terms of the Company’s equity grant policy. Vesting of the awards is deferred, typically over a four-year period.

Annual Compensation for Independent Directors
Board of Directors
Annual Equity Awards – Restricted Stock Units	$200,000
Board Chair Annual Fee – Restricted Stock Units	100,000
Base Annual Fee – Cash	80,000

Committee Fees — Cash
Audit Committee Membership Annual Fee	$20,000
Audit Committee Chair Annual Fee	35,000
Compensation Committee Membership Annual Fee	17,000
Compensation Committee Chair Annual Fee	20,000
Nominating and Governance Committee Membership Annual Fee	17,000
Nominating and Governance Committee Chair Annual Fee	20,000

Director Compensation in Fiscal Year 2022

The following table sets forth information regarding the compensation earned by the Company’s independent directors in 2022. For compensation information with respect to Mr. Horgen and his services as the Company’s President and Chief Executive Officer, please see the Summary Compensation Table and other accompanying compensation tables. Mr. Horgen receives no additional compensation for his services as a director.

Directors	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Karen L. Alvingham	88,500	200,203	—	10,000	298,703
Tracy A. Atkinson	115,000	200,203	—	10,000	325,203
Dwight D. Churchill	134,000	300,443	—	18,061	452,504
Reuben Jeffery III	120,000	200,203	—	—	320,203
Félix V. Matos Rodríguez	105,500	200,203	—	9,410	315,113
Tracy P. Palandjian	117,000	200,203	—	5,000	322,203
David C. Ryan	90,000	200,203	—	2,500	292,703

(1)

Represents annual Board and Committee fees earned by independent directors in fiscal year 2022. Amounts shown in the table are not reduced to reflect each of Lady Alvingham’s and Mr. Ryan’s election to defer receipt of such director’s cash service fees under the Company’s Deferred Compensation Plan. Under the Deferred Compensation Plan, an independent director may elect to defer all or part of the cash we would otherwise pay such director, with such deferred amounts credited to an AMG stock tracking fund and delivered in shares of the Company’s common stock. All amounts deferred under the Deferred Compensation Plan are only distributable upon termination of the director’s Board service.

(2)

Represents the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of restricted stock unit awards granted to independent directors in 2022. On February 7, 2022 and August 1, 2022, the Company granted restricted stock unit awards with grant date fair values of $100,092 and $100,111, respectively, to each independent director then serving on our Board of Directors. On such dates, the Company also granted Mr. Churchill additional restricted stock unit awards with grant date fair values of $50,119 and $50,120, respectively, representing the annual Board Chair fee. Restricted stock unit awards vests in equal installments over a period of four years, subject to continued service through each vesting date (with certain limited exceptions in the case of death, disability, or certain terminations, including retirement). The number of restricted stock units subject to each award is determined based on the fair market value of the Company’s common stock on the grant date, with each stock unit representing the right to receive one share of the Company’s common stock. Restricted stock unit awards participate in cash dividends declared by the Company, the payment of which is deferred until delivery of the shares and is forfeited if the requisite service period is not satisfied. As of December 31, 2022, the aggregate unvested portion of restricted stock units (measured in shares of common stock) held by our independent directors then serving on our Board of Directors was as follows: Lady Alvingham: 3,869; Ms. Atkinson: 3,538; Mr. Churchill: 6,151; Mr. Jeffery: 3,836; Mr. Matos Rodríguez: 2,647; Ms. Palandjian: 4,223; Mr. Ryan: 1,989.

(3)

No stock option awards were granted to independent directors in 2022. As of December 31, 2022, the number of shares of common stock subject to stock options held by each of our independent directors then serving on our Board of Directors was as follows: Lady Alvingham: 13,309; Ms. Atkinson: 3,224; Mr. Churchill: 14,516; Mr. Jeffery: 4,554; Mr. Matos Rodríguez: 1,195; Ms. Palandjian: 17,160; Mr. Ryan: 559.

(4)	Represents matching contributions to eligible non-profit organizations under the AMG gift-matching program that covers non-employee directors, as well as Company employees.

Severance and Potential Termination and Change in Control Compensation and Benefits

We do not have individual change in control agreements with any of our named executive officers or our directors, and possible changes in control are addressed through the acceleration of vesting of equity in specific circumstances. Upon the participant’s death or disability, or a change in control of the Company, outstanding equity awards vesting pursuant to our incentive plans would be accelerated for our named executive officers, as well as for our employees, provided that in the event of a change in control there was also a termination of employment without cause or for good reason (i.e., a “double‑trigger”). In the event of the participant’s death or disability, or a change in control (assuming that the double‑trigger has been met), as of 2022 year‑end, awards held by our current named executive officers would have accelerated as set forth below. Additionally, upon a participant’s Retirement, provided the participant meets applicable criteria, the participant’s qualifying awards would continue to vest post-termination in accordance with the original schedule, and qualifying stock option awards would remain exercisable until the earlier of two years following exercisability or the original expiration date, in each case, subject to any applicable performance conditions and compliance with certain covenants. Further, in the event of the participant’s termination of employment other than for cause or by the participant for good reason, the participant’s non-retirement eligible, qualifying cliff-vesting performance-based awards would be accelerated on a pro rata basis, subject to one-year minimum service during the vesting period.

The market value amounts in the table have been calculated using a share price of $158.43, which was the closing price of our common stock as of the last business day of 2022. No amount would have been payable as of 2022 year‑end with respect to the final tranche of the Alignment RSUs, the Alignment Options, the 2019 Long-Term Performance Achievement Awards, the 2020 Long-Term Performance Achievement Awards, and the 2021 Long-Term Performance Achievement Awards because such awards remained subject to performance‑based vesting conditions as of such date.

Named Executive Officer	Accelerated Distribution under Incentive Plans (# Shares)/Market Value ($)
Jay C. Horgen	43,749/6,931,154
Rizwan M. Jamal	24,501/3,881,693
Thomas M. Wojcik	18,888/2,992,426
John R. Erickson	15,714/2,489,569
David M. Billings	9,116/1,444,248

We do not have employment agreements with any of our current named executive officers. Each named executive officer is subject to restrictive covenants that prohibit them from competing with the Company or working for a competing business, and from soliciting certain of our employees, for up to two years following such officer’s separation from the Company. Furthermore, each named executive officer is subject to restrictive covenants that prohibit them, for one year following such officer’s separation from the Company, from soliciting persons or entities that were clients at the time of or in the two years immediately prior to their separation, or that were prospective clients in the year immediately prior to their separation.

Equity Compensation Plan Information

The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2022:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	2,148,979	$77.46	3,803,197
Equity compensation plans not approved by stockholders(2)	—	—	5,095
Total	2,148,979	$77.46	3,808,292

(1)

Consists of the 2020 Stock Plan, the 2013 Stock Plan, and the Amended and Restated 1997 Stock Option and Incentive Plan. Equity awards granted under the 2020 Stock Plan during 2022 represent less than 1% of the shares of our common stock outstanding at the time of stockholder approval of the 2020 Plan (assuming achievement of performance hurdles at target levels). Options are reflected at target payout levels.

(2)

Consists of the Amended and Restated 2002 Stock Option and Incentive Plan. The shares available for issuance under this plan may be issued pursuant to stock option awards, deferred stock awards, restricted stock awards, unrestricted stock awards, restricted stock unit awards, performance share awards, or dividend equivalent rights.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again providing for a non‑binding, advisory vote for stockholders to approve the compensation of our named executive officers, as disclosed in this Proxy Statement, pursuant to Item 402 of Regulation S‑K.

While this vote is advisory and not binding on the Company, the Board of Directors and the Compensation Committee value the views of our stockholders, and will continue to consider, among other factors, the outcome of the vote when making future compensation decisions for our named executive officers.

In considering your vote on the compensation of our named executive officers, please review the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions that the Compensation Committee made with respect to the compensation of our named executive officers.

Our executive compensation program is designed to enable the Company to attract, motivate, and retain key persons while, at the same time, creating a close relationship between performance and compensation. The Company regularly reviews its compensation program and the overall compensation package paid to each of its named executive officers, including through the engagement of an independent compensation consultant, to assess risk and to ensure that the program is structured appropriately in order to achieve the Company’s strategic goals.

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. Abstentions and broker non‑votes will have no effect on this proposal. Subject to the outcome of the advisory stockholder vote set forth in Proposal 3, the Board of Directors expects to continue to hold an advisory vote on our named executive officers’ compensation annually, with the next vote to occur at the 2024 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement, pursuant to Item 402 of Regulation S‑K.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 2 (referred to as a “Say-on-Pay” vote), the Board of Directors is asking stockholders to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. Section 14A of the Exchange Act also provides that stockholders must be given the opportunity to indicate their preference, on a non-binding, advisory basis, at least once every six years, as to how frequently we should seek an advisory Say-on-Pay vote to approve the compensation of our named executive officers.

In this proposal, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have Say-on-Pay votes in the future. Stockholders may vote on whether to hold Say-on-Pay votes every one, two, or three years. Alternatively, you may indicate that you are abstaining from voting. The option receiving the greatest number of votes will be considered the frequency recommended by stockholders. This vote, like the Say-on-Pay vote itself, is non-binding.

Our stockholders voted on similar proposals in 2017 and 2011, with the majority voting in each instance to hold the Say-on-Pay vote every year, which has been our practice since 2011. We continue to believe that Say-on-Pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the Company’s stockholders vote for the ONE-YEAR option on the frequency of future advisory votes on executive compensation. Although this vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider, among other factors, the outcome of this vote when determining the frequency of future Say-on-Pay votes.

PROPOSAL 4: RATIFICATION OF THE

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PwC as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. PwC has acted as the Company’s independent registered public accounting firm since the Company’s inception. The Company has been advised by PwC that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of PwC is not required, the Board of Directors is nevertheless submitting the selection of PwC to the stockholders for ratification. Should the selection not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PwC is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

Ratification of the selection of PwC as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. Abstentions will have no effect on this proposal.

Recommendation of the Board of Directors

The Board of Directors believes that the selection of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that the Company’s stockholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Ms. Tracy A. Atkinson, Mr. Dwight D. Churchill, Mr. Reuben Jeffery III, and Mr. David C. Ryan, each an independent director of the Company, with Ms. Atkinson serving as the Chair of the Audit Committee.

The Audit Committee’s purpose is to assist the Board of Directors in oversight of the Company’s internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Audit Committee are “independent,” as is required by the listing standards of the New York Stock Exchange and under Securities and Exchange Commission rules.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by the applicable standards of the PCAOB, including Auditing Standard No. 1301, “Communications with Audit Committee,” and other applicable laws and regulations. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 31, 2022.

The Audit Committee’s role is one of oversight, and members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.”

The Audit Committee operates pursuant to a charter that was most recently adopted by the Board of Directors in October 2022 and is available on the Company’s website at www.amg.com.

TRACY A. ATKINSON, CHAIR

DWIGHT D. CHURCHILL

REUBEN JEFFERY III

DAVID C. RYAN

Principal Accountant Fees and Services

The following table sets forth information regarding the fees for professional services rendered by PwC in each of the last two fiscal years:

Type of Fee	Year Ended December 31, 2021	Year Ended December 31, 2022
Audit Fees(1)	$6,690,088	$7,308,576
Audit‑Related Fees(2)	935,285	721,238
Tax Fees(3)	4,157,953	4,536,967

(1)

Represents fees for the audit of the Company’s consolidated financial statements and reviews of the consolidated financial statements filed with the SEC in Forms 10‑K and 10‑Q, as well as in connection with audits of the financial statements of certain of the Company’s subsidiaries and Affiliates.

(2)	Represents fees for attest services not required by statute or regulation, benefit plan audits, and accounting consultations.
(3)	Represents fees for tax compliance and consulting services for the Company and certain of its subsidiaries and Affiliates.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered in the sections entitled “Audit‑Related Fees” and “Tax Fees” was compatible with maintaining such independence.

The appointment of the independent registered public accounting firm to audit the Company’s financial statements is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non‑audit service on the accounting firm’s independence from management. In accordance with its charter, the Audit Committee pre‑approves all auditing services and the terms thereof and any non‑audit services provided by the independent registered public accounting firm unless there is an exception to such pre‑approval exists under the Exchange Act or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non‑audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. At each meeting, the Audit Committee receives updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre‑approved at the following meeting of the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of April 3, 2023 (unless otherwise noted), regarding the beneficial ownership of common stock by (i) persons or “groups” (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of the common stock of the Company, (ii) named executive officers, (iii) directors, and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

In accordance with SEC rules, the number of shares of common stock beneficially owned excludes shares underlying restricted stock unit awards that are currently unvested or unsettled and that will remain so within 60 days of April 3, 2023 (the “measurement period”). Additional information regarding the restricted stock units held by each named executive officer is included in the footnotes to the Executive Compensation Tables included elsewhere in this Proxy Statement.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock(2)
The Vanguard Group, Inc.(3)	3,874,869	10.7%
BlackRock, Inc.(4)	3,504,965	9.7%
EdgePoint Investment Group Inc.(5)	3,089,345	8.6%
Morgan Stanley(6)	2,703,663	7.5%
Clarkston Capital Partners, LLC(7)	2,237,093	6.2%
Jay C. Horgen(8)	286,083	0.8%
Rizwan M. Jamal	64,310	*
Thomas M. Wojcik	44,232	*
John R. Erickson	52,235	*
David M. Billings	22,875	*
Karen L. Alvingham(9)	13,669	*
Tracy Atkinson(10)	4,289	*
Dwight D. Churchill(11)	29,722	*
Reuben Jeffery III(12)	33,862	*
Félix V. Matos Rodríguez(13)	1,230	*
Tracy P. Palandjian(14)	25,147	*
David C. Ryan(15)	486	*
Directors and executive officers as a group (12 persons)(16)	578,140	1.6%

*	Less than 1%
(1)

The mailing address for each executive officer and director is c/o Affiliated Managers Group, Inc., 777 South Flagler Drive, West Palm Beach, Florida 33401. In certain cases, voting and investment power of certain shares may be shared by an executive officer with one or more family members who reside in the executive’s household.

(2)

In computing the number of shares of common stock beneficially owned by a person, (i) shares of common stock subject to options held by that person that are currently exercisable or that may become exercisable within the measurement period are deemed outstanding and (ii) shares of common stock underlying restricted stock units held by that person that are currently unvested or unsettled and that will remain so through the measurement period are not deemed outstanding. For purposes of computing the percentage owned, shares of common stock subject to options that are currently exercisable or that become exercisable within the measurement period are deemed to be outstanding for the holder thereof, but are not for the purpose of computing the ownership percentage of any other person. As of April 3, 2023, a total of 36,101,886 shares of common stock were outstanding.

(3)

Information is based on a Schedule 13G-A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. as of December 31, 2022, reporting beneficial ownership of an aggregate of 3,874,869 shares of common stock, with shared voting power over 18,761 of such shares, sole dispositive power over 3,818,462 of such shares, and shared dispositive power over 56,407 of such shares (with no sole voting power reported). The address of The Vanguard Group, Inc. is listed in such Schedule 13G-A as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Information is based on a Schedule 13G‑A filed with the SEC on January 24, 2023 by BlackRock, Inc. as of December 31, 2022, reporting beneficial ownership of an aggregate of 3,504,965 shares of common stock, with sole voting power over 3,272,920 of such shares and sole dispositive power over all of such shares (with no shared voting or dispositive power reported). The address of BlackRock, Inc. is listed in such Schedule 13G‑A as 55 East 52nd Street, New York, NY 10055.

(5)

Information is based on a Schedule 13G-A filed with the SEC on January 10, 2023 by EdgePoint Investment Group Inc. as of December 31, 2022, reporting beneficial ownership of an aggregate of 3,089,345 shares of common stock, with sole voting and sole dispositive power over 2,844,368 of such shares, and shared voting and shared dispositive power over 244,977 of such shares. The address of EdgePoint Investment Group Inc. is listed in such Schedule 13G-A as 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(6)

Information is based on a Schedule 13G-A filed with the SEC on February 8, 2023 by Morgan Stanley and Atlanta Capital Management Company, LLC as of December 31, 2022, reporting Morgan Stanley’s beneficial ownership of an aggregate of 2,703,663 shares of common stock, with shared voting power over 2,607,186 of such shares, and shared dispositive power over 2,693,937 of such shares (with no sole voting or sole dispositive power reported) and Atlanta Capital Management Company, LLC’s beneficial ownership of an aggregate of 2,386,778 shares of common stock, with shared voting power over 2,321,949 of such shares, and shared dispositive power over 2,386,778 of such shares (with no sole voting or sole dispositive power reported). The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Atlanta Capital Management Company, LLC, a wholly-owned subsidiary of Morgan Stanley. The address of Morgan Stanley is listed in such Schedule 13G-A as 1585 Broadway, New York, NY 10036.

(7)

Information is based on a Schedule 13G filed with the SEC on February 14, 2023 by Clarkston Capital Partners, LLC as of December 31, 2022, reporting beneficial ownership of an aggregate of 2,237,093 shares of common stock, with shared voting power over 2,045,865 of such shares, and shared dispositive power over all of such shares (with no sole voting or sole dispositive power reported). The address of Clarkston Capital Partners, LLC is listed in such Schedule 13G as 91 West Long Lake Road, Bloomfield Hills, MI 48304.

(8)	Includes 20,058 shares of common stock indirectly owned and held under irrevocable family trusts over which Mr. Horgen has sole voting and investment power.
(9)	Includes 10,711 shares of common stock subject to options exercisable within the measurement period.
(10)	Includes 1,471 shares of common stock subject to options exercisable within the measurement period.
(11)	Includes 11,918 shares of common stock subject to options exercisable within the measurement period.
(12)	Includes 2,136 shares of common stock subject to options exercisable within the measurement period.
(13)	Includes 457 shares of common stock subject to options exercisable within the measurement period.
(14)	Includes 14,562 shares of common stock subject to options exercisable within the measurement period.
(15)	Includes 139 shares of common stock subject to options exercisable within the measurement period.
(16)	Includes 41,394 shares of common stock subject to options exercisable within the measurement period.

OTHER MATTERS

Related Person Transactions

Our executive officers and directors may invest from time to time in funds advised by our Affiliates, or receive other investment services provided by our Affiliates, in each case, on substantially the same terms as other investors. Further, certain of our employees invested in funds managed by certain of our Affiliates during the reporting period, through the assignment from the Company to the applicable employee of a portion of the Company’s unfunded required capital commitment obligation, following the approval of the Audit Committee of the Company’s Board of Directors. The investments are on the same general terms available to senior fund professionals and are not subject to a management fee. The participating executive officers and aggregate amounts invested (including unfunded commitments) during the reporting period are as follows: Mr. Horgen – $1,900,000; Mr. Jamal – $1,500,000; Mr. Wojcik – $250,000; and Mr. Erickson – $250,000.

Also, from time to time, we may enter into ordinary course engagements for capital markets, banking, brokerage, and other services with beneficial owners of 5% or more of the Company’s voting securities.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone, or other electronic means by one or more of our employees or by a proxy solicitor. We also may reimburse brokers, banks, nominees, and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of common stock.

The Company has retained Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, for services in connection with the solicitation of proxies for a fee of $25,000.

Stockholder Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a‑8 and intended to be presented at the Company’s 2024 Annual Meeting of Stockholders must be received by us at our principal executive offices on or before December 16, 2023 to be eligible for inclusion in the Proxy Statement and form of proxy card to be distributed by the Board of Directors in connection with such meeting.

Any stockholder proposal, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a‑8, or notice of stockholder nominees for election to the Board of Directors intended to be presented at the Company’s 2024 Annual Meeting of Stockholders, must be received in writing at our principal executive offices no earlier than January 26, 2024 nor later than March 11, 2024. Such stockholder proposals and notice of nominations must satisfy the requirements of our Charter and By‑laws and must comply with Delaware General Corporation Law, and include the information, representations, and materials required under our By‑laws. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide timely notice that sets forth the information required by our By‑laws and Exchange Act Rule 14a-19. For more complete information on our advance notice procedures and requirements for stockholder proposals and notice of nominations, please refer to our By‑laws.

Householding of Proxy Statement

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability or this Proxy Statement and the 2022 Annual Report on Form 10‑K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and 2022 Annual Report on Form 10‑K to you if you write or call us at the following address or telephone number: Affiliated Managers Group, Inc., 777 South Flagler Drive, West Palm Beach, Florida 33401‑6152, Attention: Investor Relations, (617) 747‑3300. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2022 Annual Report on Form 10‑K are available at www.proxyvote.com. In addition, a copy of the 2022 Annual Report on Form 10‑K will be provided without charge upon the written request of any stockholder to Affiliated Managers Group, Inc., 777 South Flagler Drive, West Palm Beach, Florida 33401‑6152, Attention: Investor Relations, and may be found on the Company’s website at www.amg.com. This Proxy Statement references materials and information that are available on our website, including our 2022 Annual Report on Form 10‑K and the “Responsibility” section of our website, which are not incorporated by reference into this Proxy Statement and are not part of the Company’s solicitation materials.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY ONLINE, BY TELEPHONE, OR BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

AMG AFFILIATED MANAGERS GROUP, INC. 777 SOUTH FLAGLER DRIVE WEST PALM BEACH, FL 33401 SCAN TO VIEW MATERIALS & VOTE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Daylight Time on May 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet or telephone, you do not need to mail back your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Daylight Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V12657-P88520 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AFFILIATED MANAGERS GROUP, INC The Board of Directors recommends you vote FOR the following: 1. To elect eight directors of the Company to serve until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Nominees: For Against Abstain 1a. Karen L. Alvingham 1b. Tracy A. Atkinson 1c. Dwight D. Churchill 1d. Jay C. Horgen 1e. Reuben Jeffery III 1f. Félix V. Matos Rodríguez 1g. Tracy P. Palandjian 1h. David C. Ryan The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 3. To approve, by a non-binding advisory vote, the frequency of future advisory votes regarding the compensation of the Company’s named executive officers. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V12658-P88520 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS AFFILIATED MANAGERS GROUP, INC. MAY 25, 2023, 9:00 AM EDT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Jay C. Horgen, Thomas M. Wojcik and Kavita Padiyar, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote all of the shares of common stock of Affiliated Managers Group, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders, and at any adjournments or postponements thereof, and hereby grants each of them full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The Annual Meeting of Stockholders will be held on Thursday, May 25, 2023, at 9:00 a.m. Eastern Daylight Time, at the Company's office at 600 Hale Street, Prides Crossing, Massachusetts 01965. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report on Form 10-K. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made on the reverse side of this form, this proxy will be voted "FOR" the election of each of the nominees for director listed in Proposal 1, "FOR" Proposal 2 - To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers, "1 YEAR" on Proposal 3 - To approve, by a non-binding advisory vote, the frequency of future advisory votes regarding the compensation of the Company's named executive officers, and "FOR" Proposal 4 - To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year. Continued, and to be signed on reverse side